Exhibit 10.1

WASTE2ENERGY HOLDINGS INC.

- and -

WTE WASTE TO ENERGY CANADA INC. OR ITS ASSIGNEE

ASSET PURCHASE AGREEMENT

February 11, 2011

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Additional Rules of Interpretation	8
1.3	Knowledge	10
1.4	Schedules and Exhibits	10

ARTICLE 2 PURCHASE AND SALE OF ASSETS		10

2.1	Purchase and Sale	10
2.2	Excluded Assets	11
2.3	Assumption of Liabilities	11
2.4	Excluded Liabilities	12
2.5	Unassignable Purchased Assets	12

ARTICLE 3 PURCHASE PRICE		13

3.1	Amount of Purchase Price	13
3.2	Payment of Purchase Price	13
3.3	Allocation of Purchase Price	13
3.4	Tax Exemption	14
3.5	Property Adjustments	14

ARTICLE 4 CONDITIONS OF CLOSING		14

4.1	Purchaser’s Conditions	14
4.2	Vendor’s Conditions	16
4.3	Failure to Satisfy Conditions	16

ARTICLE 5 STANDSTILL AGREEMENT		17

5.1	Standstill Agreement	17

ARTICLE 6 PURCHASER’S UNDERTAKING, NON-CONVERSION & VISTA FEE		17

6.1	Purchaser’s Undertaking	17
6.2	Non-Conversion	18
6.3	Charles Vista and Sichenzia Ross Friedman Ference LLP - Fee	19

ARTICLE 7 REPRESENTATIONS AND WARRANTIES		19

7.1	Representations and Warranties of the Vendor	19
7.2	Representations and Warranties of the Purchaser	34
7.3	Non-Waiver	36
7.4	Survival of Representations and Warranties of the Vendor	36
7.5	Survival of Representations and Warranties of the Purchaser	37

ARTICLE 8 ADDITIONAL COVENANTS		37

8.1	Employment Matters	37
8.2	Tax Matters	38

8.3	Sale of Purchaser	39
8.4	Public Company Obligations of the Vendor	39

ARTICLE 9 CLOSING		39

9.1	Date, Time and Place of Closing	39
9.2	Documents to be Delivered by the Vendor	39
9.3	Documents to be Delivered by the Purchaser	41

ARTICLE 10 INDEMNIFICATION		41

10.1	Non-Merger and Exclusive Remedy	41
10.2	Indemnification by the Vendor	42
10.3	Indemnification by the Purchaser	42
10.4	Agency for Representatives	42
10.5	Limitations on Liability	43
10.6	Notice of Claim	44
10.7	Direct Claims	45
10.8	Third Party Claims	45
10.9	Cooperation	45
10.10	Tax Effect	46
10.11	Set-Off	46

ARTICLE 11 GENERAL		46

11.1	Further Assurances	46
11.2	Notices	46
11.3	Governing Law; Attornment	47
11.4	Entire Agreement	47
11.5	Amendment	48
11.6	Assignment	48
11.7	Waiver	48
11.8	Severability	48
11.9	Remedies Cumulative	48
11.10	Time of the Essence	48
11.11	Costs and Expenses	48
11.12	Enurement	48
11.13	Counterparts	49
11.14	Third Parties	49
11.15	Communication	49

ii

THIS AGREEMENT dated this 11th day of February, 2011,

BETWEEN:

WASTE2ENERGY HOLDINGS INC., a corporation incorporated under the laws of the State of Delaware (the “Vendor”)

- and -

WTE WASTE TO ENERGY CANADA INC., a corporation incorporated under the laws of the Province of British Columbia or its Assignee as permitted hereunder (collectively the “Purchaser”)

WHEREAS:

A.                                    the Vendor carries on the Purchased Business; and

B.                                    the Purchaser wishes to purchase from the Vendor, and the Vendor wishes to sell, transfer and assign to the Purchaser, or cause its Subsidiaries, as applicable, to sell, transfer and assign to the Purchaser the property, assets and liabilities of the Vendor as outlined and more particular described herein upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, in consideration of the respective representations, warranties, agreements and conditions hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each Party), the Parties hereby agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings indicated below and grammatical variations of such words and terms shall have corresponding meanings:

“Accounting Records” means all of the Vendor’s books of account, accounting records, and other financial data and information, including all financial records, data and information stored electronically, digitally or on computer related media, relating exclusively to the Purchased Business;

“Accrued Revenues” has the meaning ascribed thereto in Section 6.2(a);

“Account Receivable” means all accounts receivables, bills receivable, trade accounts, book debts, and other amounts due owing or accruing due to the Vendor in connection with the Purchased Business and the benefit of all security (including cash deposits), guarantees and other collateral held by the Vendor in respect of any account receivable;

“Affiliate” means, as to a Person, any other Person controlling, controlled by or under common control with such Person where “control”, “controlling” or “controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or by Contract (including by partnership agreement or trust arrangement) or other means, either directly or indirectly, that results in control in fact; provided that direct or indirect ownership of shares of a corporation carrying not less than 50% of the voting rights shall constitute control of such corporation;

“Agreement” means this asset purchase agreement including the Recitals and all Schedules and Exhibits;

“Applicable Law” means, in respect of any Person, property, transaction or event, any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, treaty, restriction, regulatory policy, standard, code or guideline, by-law (zoning or otherwise) or Order that applies in whole or in part to such Person, property, transaction or event;

“Assigned Contracts” means the full benefit and all right, title and interest of the Vendor in, to and under all Contracts and other rights relating exclusively to the Purchased Business, including the following:

(a)                                 all outstanding operational contracts with customers of the Purchased Business;

(b)                                 all outstanding lease or licence agreements with customers of the Purchased Business;

(c)                                  the employment contracts or contractor agreements with the Key Employees; and

(d)                                 the Contracts listed or identified in Schedule A,

“Assumed Liabilities” has the meaning ascribed thereto in Section 2.3;

“Books and Records” means the Accounting Records and all of the Vendor’s books, records, books of account, sales and purchase records, lists of suppliers and customers, credit and pricing information, personnel and payroll records, production, inventory, data, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating exclusively to the Purchased Business and all other documents, files, records, maps, plans, surveys, correspondence, and other data and information, financial or otherwise, relating exclusively to the Purchased Business, including all data and information stored electronically, digitally or on computer related media;

“Business Day” means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Calgary or New York, New York are not open for the transaction of domestic business during normal banking hours;

“Claim” means any act, omission or state of facts, and any Legal Proceeding, Order, assessment, settlement or compromise relating thereto;

“Closing” means the completion of the transactions contemplated herein, including the sale by the Vendor and the purchase by the Purchaser of the Purchased Assets;

“Closing Shares” has the meaning ascribed thereto in subsection 3.2(a);

“Closing Date” means February 28, 2011 or such later date as agreed to between the Purchase and the Vendor;

“Closing Documents” means this Agreement, the Non-Competition/Non-Solicitation Agreement, and all other agreements, instruments, notices, certificates, affidavits, statutory declarations, waivers and other documents from the individuals and entities all as set out in the reasonable request of the Purchaser prior to the Closing Date;

“Closing Time” means 11:59 a.m. (Pacific time) on the Closing Date or such other time on the Closing Date as the Parties may agree in writing;

“Common Shares” means common shares of WTE Waste to Energy Canada Inc.

“Consent” means any consent, approval, authorization, permit, waiver, ruling, exemption, or acknowledgement that may be required from any Person (other than the Vendor) under the terms of any Assigned Contract issued to or for the benefit of the Vendor which is provided for or required pursuant to the terms of such Assigned Contract in connection with the sale of the Purchased Assets to the Purchaser and the completion of the other transactions contemplated herein or which is otherwise necessary to permit the Parties to perform their obligations hereunder or is otherwise required to permit the consummation of the transactions as contemplated herein;

“Contract” means any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, lease, deed, undertaking, covenant not to compete, license, instrument, option, obligation or commitment, whether oral or written;

“Dollars” means that all dollar amounts referred to in this Agreement are in United States of America dollars.

“Departing Employees” means those Offered Employees who accept the offer of employment made to them by the Purchaser prior to the Closing Date and who either terminate their employment with the Purchaser or have their employment terminated by the Purchaser prior to the expiry of the six (6) month period immediately following the Closing Date;

“Direct Claim” has the meaning ascribed thereto in Section 10.6;

“Employee” means an individual who is employed by the Vendor exclusively in the Purchased Business, whether on a full-time or part-time basis;

“Employee Benefit Plans” means all compensation, bonus, deferred compensation, incentive compensation, share purchase, share appreciation, share option, severance or termination pay, vacation pay, hospitalization or other medical, health and welfare benefits, life or other insurance, dental, eye care, disability, salary continuation, supplemental unemployment benefits, profit-sharing, mortgage assistance, employee loan, employee discount, employee assistance, counselling, pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including any defined benefit or defined contribution pension plans and any group registered retirement savings plans, and any other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, including policies with respect to holidays, sick leave, long-term disability, vacations, expense reimbursements and automobile allowances and rights to company-provided automobiles, that are sponsored or maintained or contributed to or required to be contributed to, by the Vendor for the benefit of any of the Employees, former employees of the Purchased Business or beneficiaries of any of them, whether or not insured and whether or not subject to any Applicable Law, except that the term “Employee Benefit Plans”;

“Employee Liabilities” has the meaning ascribed thereto in subsection 8.1(b);

“Employment Agreements” means the employment agreements to be entered into between the Purchaser and the Key Employees at the Closing Time, each substantially in the form attached hereto as Exhibit A;

“Encumbrance” means any mortgage, charge, easement, encroachment, lien, adverse claim, restrictive covenant, assignment by way of security, security interest of any nature, servitude, pledge, hypothecation, security agreement, title retention agreement, right of occupation, option or privilege or any agreement to create any of the foregoing;

“Environment” means the environment, including the natural environment;

“Environmental Law” means any Applicable Law relating to the Environment or occupational health and safety including those pertaining to (a) reporting, licensing, permitting, investigating, remediating and cleaning up in connection with any presence or Release, or the threat of the same, of Hazardous Substances, and (b) the generation, manufacture, processing, distribution, use, re-use, treatment, storage, disposal, transport, labelling, handling and the like of Hazardous Substances;

“Environmental Permits” means all Permits required under Environmental Laws in respect of the Purchased Business;

“Equipment” means all machinery, equipment (including office equipment, furniture, fixtures and furnishings), computer hardware, supplies, materials, vehicles, tools, accessories and all other items of tangible personal property owned or leased by the Vendor and exclusively used or held for use in the operation of the Purchased Business, including the items set forth and described in Schedule I;

“Equipment Leases” means all leases of Equipment to which the Vendor is a party or under which it has rights, including those listed on Schedule J, but specifically excluding those Equipment Leases comprising Excluded Assets;

“Excluded Assets” means:

(a)                                 the Vendor’s rights under this Agreement and the other Closing Documents;

(b)                                 all cash and cash equivalents of the Purchased Business as at the Closing Time;

(c)                                  all non-transferable Permits;

(d)                                 all insurance policies maintained by the Vendor;

(e)                                  all Contracts that are not Assigned Contracts;

(f)                                   all other assets described as excluded assets on the Initial Balance Sheet;

(g)                                  all the Vendor’s Books and Records relating exclusively to the foregoing; and

(h)                                 the Leases.

“Excluded Liabilities” means all liabilities and obligations not specifically assumed by the Purchaser as Assumed Liabilities hereunder;

“Financial Statements” means the unaudited annual financial consolidated statements of the Vendor for the years ended March 31, 2010, 2009 and 2008, respectively, consisting, in each case, of a balance sheet as at such date and related statements of income and cash flows for the period then ended and all notes thereto, and the unaudited balance sheet and related statements of income and cash flows of the Purchased Business as at and for the three month period ended June 30, 2010, copies of which are attached hereto as Schedule N;

“GAAP” means the generally accepted accounting principles and practices in the United States of America, including the principles set forth in the Handbook published by the American Institute of Certified Accountants, or any successor institute, and which are applicable as at the date on which any calculation made hereunder is to be effective or as at the date of any financial statements referred to herein, as the case may be;

“Go Public” has the meaning ascribed thereto in Section 6.1;

“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial or municipal; and any governmental agency, ministry, department, Tribunal, commission, bureau, board or other instrumentality exercising or purporting to exercise legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination thereof which, when released to the Environment, may cause, at some immediate or future time, material harm or degradation to the Environment or may harm or impair the health of any individual;

“Indemnified Party” has the meaning ascribed thereto in Section 10.6;

“Indemnifying Party” has the meaning ascribed thereto in Section 10.6;

“Initial Balance Sheet” means the unaudited balance sheet of the Purchased Business as at the Initial Balance Sheet Date, which comprises part of the Financial Statements;

“Initial Balance Sheet Date” means June 30, 2010;

“Intellectual Property Rights” means all patents, copyrights (registered and unregistered), domain names, trade names (registered and unregistered), trademarks (registered and unregistered), and service marks (registered and unregistered) trade secrets, design rights, moral rights, and the rights to use ideas, concepts, compilations of information, methods, techniques, processes and other know-how, whether or not patentable or secret, relating to or used in connection with the Purchased Business, whether domestic or foreign, including, without limitation, those listed on Schedule O and, in each case, all variations thereof and all registrations and applications therefor;

“Interested Person” means any present or former officer, director, shareholder or employee of the Vendor or any other Person with which the Vendor or any of the foregoing does not deal at arm’s length within the meaning of the Tax Act;

“Inventories” means all inventories of every kind and nature and wheresoever situate owned by the Vendor and used exclusively in connection with the operation of the Purchased Business, including all finished goods, works in process, raw materials, goods in transit, new and unused production and shipping supplies, new and unused major maintenance items and all other materials and supplies on hand, but specifically excluding any and all inventories comprising Excluded Assets;

“Key Employees” means those employees listed in Schedule G hereto;

“Leases” means the leases of the Premises listed in Schedule Q hereto;

“Legal Proceeding” means any claim, demand, complaint, grievance, litigation, action, cause of action, suit, investigation, enquiry, hearing, arbitration proceeding or other proceeding and includes any appeal or review and any application for same;

“Losses” means any and all losses, liabilities, damages, costs, expenses, charges, fines, penalties or assessments, resulting from or arising out of any Claim, including the costs and expenses of any Legal Proceeding, assessment, judgment, settlement or compromise relating thereto and all interest, punitive damages, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, including losses of profits and consequential damages;

“Material Adverse Effect” means a material adverse effect on the property, business, operations or liabilities of the Vendor and its Subsidiaries, taken as a whole;

“Non-Competition Agreement” means the confidentiality and non-competition agreement to be entered into between the Purchaser and those parties as reasonably agreed to by the Parties at the Closing Time, in the form attached hereto as Exhibit C;

“Notice” has the meaning ascribed thereto in subsection 11.2(a);

“Offered Employees” has the meaning ascribed thereto in subsection 8.1(a);

“Order” means any order, directive, judgment, decree, award or writ of any Tribunal;

“Parties” means the parties to this agreement and “Party” means any one of them;

“Permit” means any and all licenses, permits, approvals, authorizations, certificates, directives, orders, variances, registrations, rights, privileges, concessions or franchises issued, granted, conferred or otherwise created by any Governmental Authority relating exclusively to the operation of the Purchased Business;

“Person” includes any individual, corporation, limited liability company, unlimited liability company, body corporate, partnership, limited liability partnership, firm, joint venture, syndicate, association, capital venture fund, trust, trustees, executor, administrator, legal personal representative, estate, Governmental Authority and any other form of entity or organization, whether or not having legal status;

“Personal Information” means information about an identifiable individual, but does not include an individual’s business contact information (provided the collection, use or disclosure, as the case may be, of the Purchased Business contact information is for the purposes of contacting an individual in that individual’s capacity as an employee or an official of an organization and for no other purpose);

“Premises” means the lands and premises located at 1 Chick Springs Road, Greenville, South Carolina, USA

“Prepaid Expenses” means all prepaid expenses and deposits relating exclusively to the Purchased Business as at the Closing Date, other than prepaid expenses or deposits relating to the Excluded Assets;

“Purchase Price” has the meaning ascribed thereto in Section 3.1;

“Purchased Assets” has the meaning ascribed thereto in Section 2.1;

“Purchased Business” means the waste to energy business as a going concern including that under development, research and development rights, projects under development and Intellectual Property Rights and Technology, and any other goodwill or intangible assets owned by W2E or any of its subsidiary companies.

“Regulatory Approval” means any approval, consent, ruling, authorization, notice, permit, waiver or acknowledgement that may be required from any Person by Applicable Law, the terms of any Permit or the conditions of any Order, or which is otherwise required in connection with the sale of the Purchased Assets to the Purchaser and the completion of the other transactions contemplated herein to permit the Parties to perform their obligations hereunder;

“Release” means any release or discharge of any Hazardous Substance, including any burial, incineration, spray, injection, inoculation, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal;

“Representative” means, with respect to a Party, each director, officer, employee and other agent of such Party and such Party’s legal, financial, accounting and other advisors (including the lenders of such Party);

“Sale Option” has the meaning ascribed thereto in Section 6.2;

“Subsidiary” means any Person of which more than 50% of the outstanding voting securities or units are owned, directly or indirectly by or for the Vendor;

“Tax Act” means the United States Tax Code and Regulations, in each case as amended from time to time;

“Tax Legislation” means, collectively, the Tax Act and all federal, state, provincial, territorial, municipal, foreign or other statutes imposing a Tax, including all treaties, conventions, rules, regulations, orders, and decrees of any jurisdiction;

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, information returns, remittances and similar statements filed or required to be filed with a Governmental Authority or provided or required to be provided to any Governmental Authority in respect of Taxes;

“Tax” or “Taxes” means all taxes, duties, dues, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, large corporation, capital gain, alternative minimum, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all employment insurance, health insurance and United States of America, Canada, United Kingdom and other Governmental Authority pension plan and workers compensation premiums or contributions including any interest, fines or penalties for failure to withhold, collect or remit any tax and any liability for such taxes imposed by law with respect to any other Person arising pursuant to any tax sharing, indemnification or other agreements or any liability for taxes of any predecessor or transferor entity and whether disputed or not;

“Technology” means all websites, trade secrets, know-how, proprietary information, software and computer programs and routines and source code, object code, html code, all tools developed in support of production of software development, databases, content assets, technology platform, customer support logs, scripts, systems documentation and user manuals relating to or used in connection with the Purchased Business, including, without limitation, those listed on Schedule O;

“Third Party” means a Person who is not a Party;

“Third Party Claim” has the meaning ascribed thereto in Section 10.6;

“Tribunal” means any court (including a court of equity), arbitrator or arbitration panel and any other Governmental Authority, stock exchange, professional or business organization or association or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers;

“W2E Debenture Holders” means the W2E Debenture Holders as listed in Schedule P; and

“W2E Note Holders” means the W2E Note Holders as listed in Schedule P.

1.2                               Additional Rules of Interpretation

For purposes of this Agreement:

(a)                                 unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa;

(b)                                 the division of this Agreement into Articles, Sections, subsections, paragraphs, clauses, Recitals, Exhibits, Schedules and other subdivisions, the inclusion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(c)                                  unless something in the subject matter or context is inconsistent therewith, references herein to an “Article”, “Section”, “subsection”, “paragraph”, “clause”, “Recital”, “Exhibit” or “Schedule” are to the applicable article, section, subsection, paragraph, clause, recital, exhibit or schedule of this Agreement;

(d)                                 wherever the words “include”, “includes” or “including” are used in this Agreement or in any other Closing Document, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list;

(e)                                  the words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Article, Section, subsection, paragraph, Recital, Exhibit, Schedule or other portion of this Agreement;

(f)                                   unless otherwise specified, all dollar amounts in this Agreement, including the symbol “$”, refer to United States currency;

(g)                                  all references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto;

(h)                                 the term “ordinary course”, when used in relation to the conduct by the Vendor of the Purchased Business, or the conduct of business by any other Person, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and, in the case of the Purchased Business, consistent with past practice;

(i)                                     a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Calgary time) on the last day of the period;

(j)                                    if any act (including the giving of notice) is otherwise required by the terms hereof to be performed on a day which is not a Business Day, such act shall be valid if performed on the next succeeding Business Day; and

(k)                                 all accounting terms not otherwise defined in this Agreement shall have the meanings ascribed to them by GAAP.

1.3                               Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made “to the best of the knowledge” or “to the knowledge” of the Vendor or is otherwise expressed to be limited in scope to matters known to the Vendor or of which the Vendor is aware, it shall be deemed to mean the actual knowledge and awareness of the officers and employees of the Vendor who have overall responsibility for or knowledge of the matters relevant to such statement and the knowledge or awareness each of such Persons would have had had they conducted a reasonable enquiry into the relevant subject matter, and the Vendor hereby confirms that it has made appropriate enquiries of all such Persons.

1.4                               Schedules and Exhibits

The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule A	-	Assigned Contracts
Schedule B	-	Purchase Price Allocation
Schedule C		Certificate
Schedule D	-	Consents and Regulatory Approvals
Schedule E	-	Permits
Schedule F		Legal Proceedings and Orders
Schedule G	-	Employees
Schedule H		Employee Liabilities
Schedule H.1	-	Employee Benefit Plans
Schedule I	-	Equipment
Schedule J	-	Equipment Leases
Schedule K	-	Insurance
Schedule L	-	Guarantees and Warranties
Schedule M	-	Customers and Suppliers
Schedule N	-	Financial Statements
Schedule O	-	Intellectual Property Rights and Technology
Schedule P	-	W2E Debenture and W2E Note Holders
Schedule Q	-	Leases
Schedule R	-	Changes since June 30, 201
Schedule S	-	Books and Records
Exhibit A	-	Form of Employment Agreement
Exhibit B	-	Form of Non-Competition Agreement
Exhibit C	-	Form of Forbearance Agreements

ARTICLE 2
PURCHASE AND SALE OF ASSETS

2.1                               Purchase and Sale

Subject to the terms and conditions of this Agreement, at the Closing Time, the Vendor shall sell, convey, transfer, assign and deliver to the Purchaser and the Purchaser shall purchase and accept from the Vendor all of the Vendor’s right, title and interest in, under and to all of the property and assets owned or held by the Vendor and used exclusively in or otherwise relating exclusively to the Purchased Business, wherever situate, and including the property, the Intellectual Property Rights and assets listed below, but specifically excluding the Excluded Assets (collectively, the “Purchased Assets”), free and clear of all Encumbrances:

(a)           The Accounts Receivable;

(b)           the Equipment;

(c)           the Assigned Contracts;

(d)           the Inventories;

(e)           the Permits, to the extent lawfully transferable;

(f)            the Equipment Leases;

(g)           the Prepaid Expenses;

(h)           the Books and Records;

(i)            the goodwill of the Purchased Business;

(j)            all of the telephone and facsimile numbers designated or assigned to, or leased or licensed by, the Vendor and used in the operation of the Purchased Business;

(k)           the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefor received by the Vendor on the purchase or other acquisition of any part of the Purchased Assets or otherwise, to the extent lawfully transferable; and

(l)            all benefits payable under all insurance policies relating to the Purchased Business or the Purchased Assets in respect of claims based on occurrences prior to the Closing Time.

2.2          Excluded Assets

Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, all of the Excluded Assets shall be excluded from the purchase and sale transaction contemplated hereby, shall not comprise Purchased Assets hereunder, and shall remain the property of the Vendor after Closing.

2.3          Assumption of Liabilities

The Purchaser shall assume and shall pay, discharge and perform, as the case may be, the following obligations and liabilities of the Vendor:

(a)           the aggregate total cash due, not to exceed an aggregate amount which shall be agreeable to both the Vendor and the Purchaser on the Closing Date in respect of the Assigned Contracts (as set out in Schedule A attached hereto) and liabilities of the Vendor, including any payables of the Vendor, as included on Schedule A, together with all amounts owing by the Vendor to the W2E Note Holders and the

W2E Debenture Holders the allocation of which, subject to Section 3.1, to be determined by the Parties on the Closing Date (collectively, the “Assumed Liabilities”).

2.4          Excluded Liabilities

Notwithstanding anything to the contrary in Section 2.3 or elsewhere in this Agreement, all of the Excluded Liabilities, shall be excluded from the purchase and sale transaction contemplated hereby, shall not comprise the Assumed Liabilities hereunder, and remain the obligation and liability of the Vendor after Closing.  The Purchaser shall not be liable for, and shall not assume, any obligations or liabilities of the Vendor other than the Assumed Liabilities.

2.5          Unassignable Purchased Assets

(a)           If any rights, benefits or remedies under any of the Assigned Contracts are not assignable by the Vendor to the Purchaser without Consent and such Consent is not obtained, then, unless such rights, benefits or remedies are rendered void or unenforceable by virtue of the completion of the transactions contemplated by this Agreement:

(i)            the Vendor shall hold such rights, benefits or remedies in trust for the benefit of the Purchaser;

(ii)           the Vendor shall, at the request and expense and under the direction of the Purchaser, in the name of the Vendor or otherwise as the Purchaser shall reasonably specify, take all such reasonable actions and do all such reasonable things as shall, in the reasonable opinion of the Purchaser, be necessary or desirable in order that the duties and obligations of the Vendor under such Assigned Contract may be performed in a manner such that the value of the rights, benefits and remedies under such Assigned Contract will be preserved and will enure to the benefit of the Purchaser and such that all monies receivable under such Assigned Contract may be received by the Purchaser;

(iii)          the Vendor shall promptly pay over to the Purchaser all monies collected by the Vendor in respect of such Assigned Contract; and

(iv)          to the extent permitted by the Third Party to such Assigned Contract and provided, in the Purchaser’s opinion, it would not be prejudicial to the Purchaser’s rights to do so, the Purchaser shall perform the duties and obligations of the Vendor under such Assigned Contract on behalf of the Vendor.

(b)           To the extent that any of the Purchased Assets or any part thereof is not capable of being sold, transferred or assigned to the Purchaser hereunder by operation of law or otherwise, then the Vendor shall hold such of the Purchased Assets or part thereof as is not capable of being sold, transferred or assigned to the Purchaser in trust for the sole benefit and exclusive use of the Purchaser in accordance with the terms of this Agreement and shall conduct all operations and other activities with respect thereto on behalf of and for the sole benefit of the Purchaser.

ARTICLE 3

PURCHASE PRICE

3.1          Amount of Purchase Price

The purchase price payable by the Purchaser to the Vendor for the Purchased Assets shall be equal to an amount of up to 20% of the total Common Shares outstanding post closing on a fully diluted basis, of an equity financing in the amount of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Purchase Price”), by the Purchaser, such equity financing to occur on or before the Closing Date based as follows:

(a)           An amount equal to 12% of the Common Shares outstanding post closing on a fully diluted basis of an equity financing in the amount of Five Million Five Hundred Thousand Dollars ($5,500,000) shall be issued to Waste2Energy Holdings Inc.; and

(b)           Up to 8% of the Common Shares outstanding post closing on a fully diluted basis of an equity financing in the amount of Five Million Five Hundred Thousand ($5,500,000) shall be issued to the W2E Note Holders and the W2E Debenture Holders (the “Debt Holder’s Shares”) assuming 100% of the W2E Note Holders and W2E Debenture Holders agree to convert their obligations owing to them by the Vendor (the “Obligations”) into Common Shares, the percentage shall be reduced down from 8% to 4% if only 50% of the W2E Debenture Holders and W2E Note Holders agree to convert their Obligations to Common Shares and 0% if 0% of the W2E Debenture Holders and W2E Note Holders agree to convert their Obligations to Debt Holder’s Shares.  The percentage of Debt Holder’s Shares to be issued shall be adjusted proportionally for any amounts in between the figures listed above.  The W2E Debenture Holder and the W2E Note Holders who elect to convert their Obligations into Common Shares shall provide a release to the Purchaser and the Vendor releasing them from any further liability with respect to the Obligations.

3.2          Payment of Purchase Price

Subject to adjustment as herein provided, the Purchase Price payable by the Purchaser to the Vendor hereunder shall be paid and satisfied as follows:

(a)           Vendor shall receive Common Shares of the Purchaser in an amount equal the Purchase Price (the “Closing Shares”) as set out in Section 3.1(a) above on the Closing. The W2E Debenture Holders and W2E Note Holders shall receive their shares, as applicable, in accordance with such agreements as are necessary to transfer such Assumed Liabilities to the Purchaser on Closing.

3.3          Allocation of Purchase Price

The Vendor and the Purchaser shall allocate the Purchase Price, calculated as at the date of this Agreement, among the Purchased Assets in accordance with Schedule B.  The Vendor and the Purchaser agree that the values attributed to the Purchased Assets in Schedule B are the respective fair market values thereof, and each of the Vendor and the Purchaser shall report the sale and purchase of the Purchased Assets for all Tax purposes to the appropriate Governmental

Authority in mutually agreeable form and in a manner consistent with such allocation.  The Vendor shall obtain prior to Closing, at the expenses of the Purchaser up to an amount of Fifteen Thousand Dollars ($15,000), a tax opinion to comply with this Section.

3.4          Tax Exemption

The Vendor shall advise the Purchaser of all applicable taxes (including sales and value added taxes) and any applicable exemptions thereto on or before the Closing Date.  The Vendor shall obtain, prior to Closing, at the expense of the Purchaser up to an amount of Fifteen Thousand Dollars ($15,000), a tax opinion to comply with this Section.

3.5          Property Adjustments

To the extent not included in the Assumed Liabilities, the Parties shall make such adjustments, as at the Closing Date, to the amounts previously paid or required to be paid, as the case may be, under the Leases and other rental arrangements in place at Closing as are customary with respect to real property and such other assets, as applicable, in all applicable jurisdictions.  To the extent not included in the Assumed Liabilities, all property Taxes imposed on or with respect to the Purchased Assets for the tax year that includes the Closing Date will be prorated between the Vendor and the Purchaser as of the Closing Date.  The Purchaser shall be liable for the portion of such Taxes based on the number of days in the year occurring prior to the Closing Date, and the Vendor shall be liable for the portion of such Taxes based on the number of days in the year occurring on and after the Closing Date.  For any year in which an apportionment is required, the Purchaser shall file all required Tax Returns incident to these Taxes assessed for the year in which the Closing Date occurs that are not paid by the Vendor as of the Closing Date.

ARTICLE 4

CONDITIONS OF CLOSING

4.1          Purchaser’s Conditions

The obligation of Purchaser to close the transaction contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Time (unless otherwise indicated below) of the following conditions, which are for the exclusive benefit of Purchaser and may be waived in writing by Purchaser:

(a)           Representations and Warranties: The representations and warranties of Vendor herein contained will be true and correct in all material respects when made and as of the Closing Time and a certificate of an officer of Vendor to that effect,  in the form of Schedule “C”, shall have been delivered by Vendor to Purchaser at Closing;

(b)           Equity Financing: The Purchaser shall have completed the closing of an equity financing in the amount of Five Million Five Hundred Thousand Dollars ($5,500,000) on terms and conditions acceptable to it acting reasonably, on or before the Closing Date;

(c)           Due Diligence: The Purchaser shall have completed due diligence on the Vendor, the Purchased Business and the Purchased Assets to the sole satisfaction of the Purchaser;

(d)           Terms of Repayment: The Purchaser shall have achieved acceptable terms of repayment with all outstanding creditors of the Vendor, including but not limited to, all outstanding payables of the Vendor, the parameters of which are as follows:

(i)            The aggregate total cash compensation due to all of the Vendor’s creditors, including but not limited to all of the Assigned Contracts and liabilities of the Vendor, including all outstanding payables of the Vendor, together with all amounts owing by the Vendor to the W2E Note Holders and the W2E Debenture Holders on the Closing Date shall not exceed an aggregate amount that is acceptable to the Purchaser;

(ii)           The Vendor agrees to assist the Purchaser to the fullest extent in reducing the overall debt load of the Vendor prior to the Closing Date; and

(iii)          The Vendor, the W2E Note Holders and the W2E Debenture Holders shall have entered into the Settlement Agreement with the Purchaser.

(e)           The Forbearance Agreements in the form attached as Exhibit C hereto shall have been provided by the W2E Note Holders and the W2E Debenture Holders.

(f)            Releases: Each of the following shall submit to the Purchaser a signed forbearance and acknowledgement, in a form acceptable to the Purchaser, that it shall release and forgo any further action against the Vendor, the Purchaser or each of their respective Affiliates;

(i)            all creditors of the Vendor;

(ii)           the W2E Debenture Holders; and

(iii)          the W2E Note Holders.

(g)           Shareholder Vote:  Vendor shall obtain a favourable vote from such majority as legally required to complete the transactions outlined herein of the Vendor’s shareholders and all of the W2E Debenture Holders, where applicable and required, within ten (10) Business Days of the execution of this Agreement.

(h)           Accredited Investor: The Vendor and the W2E Note Holders and W2E Debenture Holders shall all be accredited investors as defined under applicable securities legislation or have such other qualification exemptions as may be required under any United States of America or other applicable securities legislation.

(i)            Schedules and Maintenance of the Purchaser:  The Schedules to be attached hereto shall have been completed to the satisfaction of the Purchaser of or before February 18, 2011 or such later date as the Purchaser may agree to.  The Purchaser and the Vendor shall have agreed to a formula for the payment of the Vendor’s Maintenance costs as a public corporation, as set forth in Section 8.4 hereto, which agreement must be to the satisfaction of the Purchaser on or before February 18, 2011 or such later date as the Purchaser may agree to.

4.2          Vendor’s Conditions

The obligation of Vendor to close the transaction contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Time (unless otherwise indicated below) of the following conditions, which are for the exclusive benefit of Purchaser and may be waived in writing by Vendor:

(a)           Representations and Warranties:  The representations and warranties of Purchaser herein contained will be true and correct in all material respects when made and as of the Closing Time and a certificate of an officer of Purchaser to that effect,  in the form of Schedule “C”, shall have been delivered by Purchaser to Vendor at Closing; and

(b)           Proof of Funds:  The Purchaser shall have provided evidence of an irrevocable investment agreement to the Vendor that it has access to Three Million Five Hundred Thousand Dollars ($3,500,000) in unencumbered funds to complete the transactions outlined herein to the Vendor.  In addition, there shall be Two Million Dollars ($2,000,000) in a bank account of the Purchaser on or prior to the Closing Date and the Purchaser shall provide to the Vendor bank statements confirming it holds such funds.

(c)           The Forbearance Agreements in the form attached as Exhibit C hereto shall have been provided by the W2E Note Holders and the W2E Debenture Holders.

(d)           Releases:

Each of the following shall submit to the Vendor a signed forbearance and acknowledgement, in a form acceptable to the Vendor, that it shall release and forgo any further action against the Vendor, the Purchaser or each of their respective Affiliates;

(i)            all creditors of the Vendor;

(ii)           the W2E Debenture Holders; and

(iii)          the W2E Note Holders.

(e)           Due Diligence:  The Vendor shall have completed due diligence on the Purchaser to the sole satisfaction of the Vendor on or before February 18, 2011.

4.3          Failure to Satisfy Conditions

In the event any of the conditions in Sections 4.1 and 4.2 has not been satisfied at or before Closing and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may terminate this Agreement by written notice to the other Party.  In such event, Purchaser and vendor shall be released and discharged from all obligations hereunder.

ARTICLE 5

STANDSTILL AGREEMENT

5.1          Standstill Agreement

(a)           The Vendor agrees to a standstill period commencing on the date of execution of this Agreement up to and including the Closing Date whereby no new material Contracts may be entered into by the Vendor, including but not limited to, financing arrangements, operational, lease or license agreements, employment or contractor agreements for hiring or termination, share or other capital transactions, without the written consent of the Purchaser, which shall not be unreasonably withheld.

(b)           The Vendor agrees that it shall not, directly or indirectly, have discussions or negotiations with third parties, regarding any sale, assignment, license or transfer of any of the Vendor’s assets or its shareholder of their interest in the Vendor whether by sale of its business, shares of the Vendor or its Subsidiaries, or sale of its assets or otherwise, without the express prior written consent of the Purchaser.

ARTICLE 6

PURCHASER’S UNDERTAKING, NON-CONVERSION & VISTA FEE

6.1          Purchaser’s Undertaking

(a)           The Purchaser agrees to use its best commercial efforts to complete a filing transaction to publicly list the Common Shares on a Canadian stock exchange within 12 months of the Closing Date (“Go Public”).  If the Purchaser does not file to Go Public within twelve (12) months of the Closing Date (the “Deadline Date”), it will issue to the holders of the Closing Shares and the Debt Holders Shares on the Deadline Date on additional 2.5% (750,000 Common Shares) of the Common Shares held by Rod Taylor, Alistair Haughton, Rick Genovese and John Caton (the “Founder’s Shares”) on the Deadline Date on each and every three (3) month period thereafter (unless the filing is completed) for so long as such holder is the owner of the Closing Shares or the Debt Holders Shares, as applicable, up to a maximum of 10.0% of the Founder’s Shares (3,000,000 Common Shares).

(b)           The Purchaser shall deposit the sum of Two Hundred and Seventy-Six Thousand Dollars (US$276,000) in an escrow account to be maintained by a third party escrow agent which sum shall represent the interest payments to the W2E Debenture Holders in default as of December 31, 2010.  The Purchaser agrees to pay additional simple interest to the W2E Note Holders and the W2E Debenture Holders at 4.0% per annum from and after January 1, 2011 until the Closing Date for those W2E Debenture holders and W2E Note Holders who convert their Obligations (as defined in Section 3.1(b) hereof) to Common Shares and from January 1, 2011 until the end of the Forbearance Period (as defined in Section 6.2(d) hereof) for those W2E Debenture Holders and W2E Note Holders who elect not to convert their Obligations to Common Shares.

(c)           The Purchaser shall provide to all shareholders who hold Closing Shares or Debt Holder’s Shares quarterly unaudited financial statements of the Purchaser for the period of twelve (12) months after the Closing Date at which time the holders of the Closing Shares will receive the disclosure as required under Canadian Securities Law.

6.2          Non-Conversion

In the event that any W2E Debenture Holders or W2E Note Holders do not elect to convert their Obligations (as defined in Section 3.1(b) hereof) to Common Shares, such W2E Debenture Holders and W2E Note Holders shall be repaid (the “Sale Option”) on the following terms:

(a)           Purchaser shall make a quarterly accrual equal to 8% of revenues as represented in the most recent unaudited quarterly statements (the “Accrued Revenues”) to be held and dispersed on a quarterly basis to the W2E Debenture Holders and the W2E Note Holders who have elected not to convert to Common Shares.

(b)           In the event that the Accrued Revenues shall be committed to contractual obligations, including but not limited to, being held in trust or as security, the Accrued Revenues shall not be dispersed to the W2E Debenture Holders and the W2E Note Holders.

(c)           The Accrued Revenues or any portion thereof shall not be dispersed if doing so puts the Purchaser in a negative “free cash flow” position for any fiscal quarter. For the purposes of this Agreement, “free cash flow” shall be defined as the cash available from operations (new income plus depreciation and amortization) after all expenses, interest, taxes and regular “course of business” investments have been made. In addition, a minimum threshold of 20% of free cash flow for each quarterly period shall be exempt from the above debenture repayment terms to ensure sufficient cash is reinvested within the Purchaser to fund growth.

(d)           During the twelve (12) month forbearance period (the “Forbearance Period”) subsequent to the Closing Date, all Debenture Holders and Note Holders, who have elected not to convert to Common Shares, shall receive simple interest of 4.0% to be paid quarterly, based on the combined amount of principal (the “Quarterly Interest”).

(e)           The Accrued Revenues and the Quarterly Interest will be placed quarterly with a 3rd party legal accounting firm (the “Accounting Firm”). The Accounting Firm shall subsequently release on a quarterly basis, the Accrued Revenues to the W2E Debenture Holders and the W2E Note Holders on a first-in and first-out schedule, such schedule to be ratified by all parties.

(f)            In the event that that there are unpaid W2E Debenture Holders at the end of the Forbearance Period, an additional 4.0% simple interest shall be added to the Quarterly Interest for a total of 8% simple interest to be paid quarterly, based on the combined amount of principal.

(g)           The W2E Debenture Holders and the W2E Note Holders who have elected not to convert their Obligations shall provide a release to the Vendor and the Purchaser that their only obligation and liability with respect to the W2E Debentures Holders and the W2E Notes Holders they have are as per this Section 6.2 and that the Vendor and the Purchaser shall have no further obligations or liabilities with respect to the W2E Debenture and the W2E Note Holders.

6.3          Charles Vista and Sichenzia Ross Friedman Ference LLP - Fee

(a)           Purchaser agrees to pay a Two Hundred Thousand US Dollars (US$200,000) fee to Charles Vista on the Closing Date.

(b)           Purchaser Agreements to pay to Sichenzia Ross Friedman Ference LLP a transaction fee in an amount of Sixty Thousand Dollars ($60,000) on the Closing Date.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1          Representations and Warranties of the Vendor

The Vendor hereby represents and warrants to the Purchaser as set out in this Section 7.1 and acknowledges that the Purchaser is relying upon such representations and warranties in connection with its purchase of the Purchased Assets and the completion of the other transactions contemplated herein:

(a)           Incorporation and Status.  The Vendor is a corporation duly incorporated, organized and validly subsisting under the laws of the State of Delaware and has all necessary corporate power, authority and capacity to own or lease and use the Purchased Assets and to carry on the Purchased Business as now being conducted by it and is registered, licensed or otherwise qualified to carry on its business in South Carolina, the United Kingdom and the Isle of Man, being the only jurisdictions in which the nature of the its business or the Purchased Assets makes such qualification necessary except where failure to maintain same would not reasonably be expected to have a Material Adverse Effect.  No proceedings have been taken or authorized by the Vendor or any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Vendor nor, to the knowledge of the Vendor, have any such proceedings been threatened by any other Person.  True and complete copies of the constating documents and all by-laws of the Vendor have been made available to the Purchaser.

(b)           Power and Authority.  Subject to approval of the Vendor’s shareholders and debenture holders where applicable, the Vendor has the necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement and the other Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to cause all its Subsidiaries to comply with same.  Subject to approval of the Vendor’s shareholders and debenture holders, the Vendor has taken, all necessary corporate action to approve and authorize, validly and effectively, the execution, delivery and performance of this Agreement and the sale and transfer of the Purchased Assets to the Purchaser.

(c)           Execution and Binding Obligation.  This Agreement and each of the other Closing Documents to which the Vendor is a party have been duly and validly executed and delivered by the Vendor and constitute valid and binding obligations of the Vendor, enforceable against it in accordance with their respective terms, subject only to any limitation under Applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)           Conflicting Instruments.  The execution, delivery and performance by the Vendor of this Agreement and each of the other Closing Documents to which it is a party and the consummation of the transactions contemplated in this Agreement and the other Closing Documents will not:

(i)            conflict with, or result in the breach or violation of or default under, or cause the acceleration of any obligations of the Vendor under, any of the terms and provisions of:

(A)          any Applicable Laws;

(B)          the articles or by-laws or other constating documents of the Vendor or any resolution of the directors or shareholders of the Vendor; or

(C)          subject to obtaining any Consent or Regulatory Approval which may be required thereunder in connection with the completion of the transactions contemplated herein, any Contract or any Permit or Order held by the Vendor in respect of the Purchased Business or otherwise affecting the Purchased Business;

(ii)           relieve any Person who is a party to any Assigned Contract of its obligations thereunder or enable it to terminate its obligations thereunder;

(iii)          subject to obtaining the Consents listed is Schedule D, cause the Vendor or the Purchaser to lose any right under any Assigned Contract or any right to a government grant or Tax credit or refund; or

(iv)          result in the creation of any Encumbrance on any of the Purchased Assets.

(e)           Permits and Compliance with Applicable Laws.  The Vendor possesses all the Permits necessary to carry on the Purchased Business and has conducted and is conducting the Purchased Business in compliance with all Applicable Laws and is not in breach of any provision of Applicable Law except where same would not have a Material Adverse Effect.  All Permits material to the conduct of the Purchased Business are listed in Schedule E.  Each Permit is valid and subsisting and in good standing and there is no default thereunder.  None of the Permits (i) contains any term, provision, condition or limitation which has or could have an adverse effect on the Vendor or the Purchased Business, or (ii) except as specifically disclosed in this Agreement, requires any Regulatory Approval in connection with the completion of the transactions contemplated herein.  Except as disclosed in Schedule E, all Permits are freely transferable to the Purchaser.

(f)           Residence of Vendor.  The Vendor is a “non-resident” of Canada within the meaning of the Tax Act.

(g)           Books and Records.  The Vendor has made available to the Purchaser all the Books and Records.  All material financial transactions of the Vendor relating to the Purchased Business through the date of the Financial Statements have been accurately recorded in the Accounting Records in accordance with sound business and financial practice and the Accounting Records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Purchased Business as of and to the date hereof except where same would not reasonably be expected to have Material Adverse Effect.  Except as set forth in Schedule S, all the Books and Records are in the full possession and exclusive control of the Vendor, are owned exclusively by the Vendor, and are not dependent upon any computerized or other system or device that is not licensed by or exclusively owned and controlled by the Vendor.

(h)           Financial Statements.  The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with preceding fiscal periods, are true, correct and complete in all material respects, and present fairly: (i) the assets, liabilities (whether accrued, absolute, contingent, matured or unmatured or otherwise) and financial condition of the Purchased Business as at the respective dates thereof; and (ii) the revenues, earnings and results of operations of the Purchased Business for the respective periods covered thereby.

(i)            Tax Matters.  Except for the taxes that form part of the Assumed Liabilities in Schedule A attached hereto; the Vendor has paid and discharged all Taxes which are due and payable by the Vendor with respect to the Purchased Business and the Purchased Assets on or before the Closing Date; there are no Legal Proceedings now pending or made or, to the knowledge of the Vendor, threatened against the Vendor in respect of Taxes that may affect the Purchased Business and the Purchased Assets; the Vendor has, with respect to the Purchased Business, withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld therefrom and has remitted such Taxes to the appropriate Governmental Authority within the time required under Applicable Laws; and there are no liens for Taxes upon the Purchased Assets, except for statutory liens for current Taxes not yet due.

(j)            No Liabilities.  The Vendor has no material liabilities (whether accrued, absolute, contingent or otherwise, matured or unmatured) relating to the Purchased Business, except:

(i)            the Assumed Liabilities;

(ii)           liabilities disclosed on, reflected in or provided for in the Financial Statements; and

(iii)

current liabilities incurred in the ordinary course of the Purchased Business and attributable to the period since the Balance Sheet Date, which are not, either individually or in the aggregate, materially adverse to the Purchased Business, or to its operations, affairs, prospectus or condition (financial or otherwise).

(k)           No Material Adverse Change.  Except as set forth on Schedule R, since the Initial Balance Sheet Date, there has been no change in the Purchased Business, the Purchased Assets or in the operations, affairs, prospects or condition (financial or otherwise) of the Purchased Business, including any such change arising as a result of any change in any Applicable Law, the revocation of any Permit or as a result of fire, explosion, accident, casualty, labour problem, flood, drought, riot, storm, act of God or otherwise, except for changes occurring in the ordinary course of the Purchased Business and which, either individually or in the aggregate, have not materially adversely affected and will not materially adversely affect the Purchased Business, the Purchased Assets or the operations, affairs, prospects or condition (financial or otherwise) of the Purchased Business.

(l)            Business Carried on in Ordinary Course.  Except as set forth on Schedule R, Since the Initial Balance Sheet Date, the Vendor has carried on the Purchased Business in the ordinary course thereof, consistent with past practice and, in particular and without limitation, the Vendor has not:

(i)	transferred, assigned, sold or otherwise disposed of any of its assets used in the Purchased Business, except for the sale of inventory in the ordinary course of the Purchased Business;

(ii)	created or permitted to exist any Encumbrance on any of the Purchased Assets;

(iii)

incurred or assumed any obligation or liability (fixed or contingent) relating to the Purchased Business other than obligations or liabilities included in the Financial Statements and current liabilities incurred since the Initial Balance Sheet Date in the ordinary course of the Purchased Business;

(iv)	paid any obligation or liability of the Purchased Business other than in the ordinary course thereof, consistent with past practice;

(v)	compromised or settled any Legal Proceeding relating to the Purchased Assets or the Purchased Business;

(vi)	suffered an operating loss or any extraordinary loss in respect of the Purchased Business;

(vii)	made any material change in the method of billing, or the credit terms made available to, customers of the Purchased Business;

(viii)	made any material change with respect to any method of management operation or accounting in respect of the Purchased Business;

(ix)

waived, cancelled or written off, or agreed or become bound to waive, cancel or write off, any rights, claims or accounts receivable relating to the Purchased Business, other than in the ordinary course thereof;

(x)	hired or dismissed any Employee or increased the compensation or benefits paid or payable to Employees, except in the ordinary course of the Purchased Business consistent with past practice;

(xi)

entered into or become bound by any Contract or arrangement, or made or authorized any capital expenditure relating to the Purchased Business, other than in the ordinary course thereof, involving or which may result in the payment of money by the Vendor of an amount in excess of Twenty-Five Thousand Dollars ($25,000) with respect to any one transaction or an amount in excess of One Hundred Thousand Dollars ($100,000) with respect to all transactions;

(xii)

had any customer terminate, or communicate to the Vendor the intention or threat to terminate, its relationship with the Vendor, or the intention to reduce substantially the quantity of products or services it purchases from the Vendor, or its dissatisfaction with the products or services sold by the Vendor, except in the case of customers whose purchases from the Vendor are not, in the aggregate, material to the Purchased Business or its financial condition;

(xiii)	written down any of its Inventories from the value thereof on the Financial Statements; or

(xiv)	authorized or agreed or otherwise become committed to do any of the foregoing.

(m)          Legal Proceedings.  Except for the Legal Proceedings set out in Schedule “F” attached hereto, there is no Legal Proceeding in progress, pending or, to the knowledge of the Vendor, threatened against or affecting the Vendor (or the title of the Vendor to any of the Purchased Assets at law or in equity), solely to the extent that such Legal Proceedings relate to the Purchased Business, or any of the Purchased Assets before or by any Tribunal, and, to the knowledge of the Vendor, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success.  Except for the Orders set out in Schedule “F” attached hereto, there is no Order outstanding against or affecting the Vendor relating to the Purchased Business or the Purchased Assets.

(n)           Non-Arms Length Transactions.  No Interested Person is indebted to the Vendor in respect of the Purchased Business and the Vendor is not a party to any Contract with any Interested Person relating to the Purchased Business.  No Interested Person has any cause of action or other Claim whatsoever against, or is owed any amount by, the Vendor in connection with the Purchased Business, except for any liabilities reflected in the Financial Statements and Claims in the ordinary course of the Purchased Business, such as for accrued expense reimbursements, vacation pay and benefits under the Employee Benefit Plans.

(o)          Employees.

(i)            Schedule G sets forth the names and titles or positions of all Employees and their respective dates of hire, ages, locations of employment and vacation entitlements, a list of all written contracts with Employees, a summary of the terms of all oral contracts with Employees, and the remuneration of, and benefits applicable to, each Employee.  Schedule G also contains a list of all Persons receiving compensation for work or services provided to the Vendor in respect of the Purchased Business who are not Employees and the particulars of their respective terms of engagement.

(ii)           The Vendor is not a party to nor is it bound by or subject to any collective agreement, letter of understanding, letter of intent or other written communication with any labour union or employee association that governs the terms and conditions of the employment of any Employees, nor has the Vendor made any commitment to, or conducted any negotiation or discussion with, any labour union or employee association with respect to any future agreement or arrangement.  The Vendor is not required to recognize any labour union or employee association representing the Employees or any agent having bargaining rights for the Employees and, to the knowledge of the Vendor, there is no current attempt to organize, certify or establish any labour union or employee association with respect to the Employees nor has there been any attempt to do prior to the date hereof.

(iii)          Except as set forth on Schedule G, the Vendor has no reason to believe that any Employee would terminate his or her employment as a result of or in anticipation of the transactions contemplated herein.

(iv)          Other than outstanding pay issues where same would not be expected to have a Material Adverse Effect, general relations between the Vendor and the Employees are good and there is no present, pending or, to the knowledge of the Vendor, threatened labour strike, dispute, slowdown or work stoppage.  Except as disclosed in Schedule G, the Vendor does not employ any Employee in the Purchased Business who cannot be dismissed on reasonable notice (which in no case exceeds six (6) months).  Except as set out in Schedule “H” attached hereto, the Vendor is not liable to any Employee for any damages under any Applicable Laws or any Employee Benefit Plans.

(v)           (i) The Vendor is, and during the last six (6) years has been, in material compliance with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and has not engaged in any unfair labour practices or any unlawful acts in respect of the Employees; (ii) there is no unfair labour practice charge or complaint against the Vendor pending or, to the knowledge of the Vendor, threatened before any labour relations board or any similar Governmental Authority; (iii) no charges, complaints, applications or proceedings with respect to or relating to the Vendor are pending before any Tribunal responsible for the prevention of unlawful employment practices; (iv) the Vendor has not received any notice or intention from any Governmental Authority responsible for the enforcement of labour or employment laws to conduct an investigation with respect to or relating to the Vendor or the Purchased Business and no such investigation is in progress; and (v) except as set out in Schedule “F” attached hereto; there are no Legal Proceedings pending or, to the knowledge of the Vendor, threatened in any form against the Vendor or the Purchased Business by or on behalf of any Employee, alleging breach of any express or implied contracted employment, any law governing employment or any discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(p)          Employee Benefit Plans.

(i)            Except as listed in Schedule H.1, the Vendor does not maintain, sponsor or contribute to, or have any obligation to contribute to, any Employee Benefit Plan.  Schedule H.1 also lists all of the employment policies, procedures and work related rules currently in effect with respect to Employees, whether written or oral, including policies regarding holidays, sick leave, vacation, disability and death benefits, bereavement, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements.

(ii)           True, complete and correct copies of all documentation establishing or relating to the Employee Benefit Plans, the most recent financial statements and actuarial reports (if any) relating thereto, all reports, returns and material correspondence in respect thereof filed or exchanged, as applicable, with any Governmental Authority within the three (3) years prior to the date hereof, and all plan summaries, booklets, personnel or other manuals or written communications prepared for or circulated to any Employees concerning any of the Employee Benefit Plans, have been provided to the Purchaser.

(iii)          All of the Employee Benefit Plans are and have been established, registered, funded, qualified, invested and administered, as applicable, in all respects, in accordance with their terms and all Applicable Laws.  To the best of the knowledge of the Vendor, no fact or circumstance exists that could adversely affect the preferential tax treatment ordinarily accorded to any Employee Benefit Plan.

(iv)          No changes have occurred to, or are affecting, any of the Employee Benefit Plans since the date of the most recent actuarial report or financial statement applicable thereto, or are expected to occur, which would materially affect the information contained in the actuarial reports or financial statements with respect to the Employee Benefit Plans.

(v)           All contributions or premiums required to be made or paid by the Vendor under the terms of each Employee Benefit Plan or by any Applicable Laws have been made in a timely fashion in accordance with all Applicable Laws and the terms of the Employee Benefit Plans except as set forth on Schedule H.1 or where same would not reasonably be expected to have a Material Adverse Effect.

(vi)          No improvements have been promised in respect of any of the Employee Benefit Plans that are not reflected in the copies of the Employee Benefit Plans provided to the Purchaser.

(vii)         No Employee Benefit Plan, nor any related trust or other funding medium thereunder, is subject to any pending Legal Proceeding initiated by any Governmental Authority or other Third Party (other than claims for benefits payable in the normal course of operation of the Employee Benefit Plans), and, to the best of the knowledge of the Vendor, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such Legal Proceeding or to affect the registration of any Employee Benefit Plan required to be registered.

(viii)        Each Employee Benefit Plan that is a funded plan is fully funded or fully insured on both a going concern and solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation relating thereto, which assumptions and methodology are in accordance with GAAP.

(q)           Title to Purchased Assets.  The Vendor is the legal and beneficial owner of all of the Purchased Assets with good and marketable title thereto, free and clear of all Encumbrances, and has the exclusive right to possess and dispose of the Purchased Assets.  The Purchased Assets include all the assets, other than the Excluded Assets, necessary for the conduct of the Purchased Business as presently conducted.

(r)            No Agreements to Purchase.  Except for the Purchaser’s rights under this Agreement, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such, for the purchase or other acquisition from the Vendor of the Purchased Business or any of the Purchased Assets, other than Inventories sold in the ordinary course of the Purchased Business, nor does the Vendor or any of its Representatives or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person to sell or effect a sale of any of the equity securities of the Vendor or to effect any merger, amalgamation, consolidation, arrangement, liquidation, dissolution or other reorganization of the Vendor.

(s)            Tangible Purchased Assets.  The Vendor owns or leases all the machinery, equipment and other tangible personal property necessary for the conduct of the Purchased Business as it is presently conducted. All of the Equipment is: (i) in good operating condition and in a state of good repair and maintenance

(reasonable wear and tear excepted), and (ii) adequate and suitable for the purposes for which the Equipment is presently used.  Each piece of Equipment used in connection with the Purchased Business is identified in Schedule I and is located at the locations set out therein.

(t)            Equipment Leases.  The Equipment Leases listed on Schedule J are the only leases of personal property used in the Purchased Business to which the Vendor is a party.  All of the Equipment Leases are in full force and effect and no default exists on the part of the Vendor, or, to the knowledge of the Vendor, on the part of any other party thereto.  The entire interest of the Vendor under each of the Equipment Leases is held by the Vendor free and clear of all Encumbrances, all payments due under the Equipment Leases have been duly and punctually paid, and all obligations to be discharged or performed under the Equipment Leases have been fully discharged and performed in accordance with the terms of the Equipment Leases.  The assignment or transfer of the Equipment Leases pursuant to the terms hereof will not terminate, invalidate or limit any rights of the lessee thereunder.  True, complete and correct copies of all the Equipment Leases have been provided to the Purchaser.

(u)           Inventories.  The Inventories consist solely of items of tangible personal property of the kind and quality regularly used or produced in the Purchased Business and are of market value quality.  All Purchased Assets that comprise Inventories were acquired in the ordinary course of the Purchased Business, consistent with past practise, and are saleable or resalable (or useable) in the ordinary course of the Purchased Business for the purposes for which they were intended to be sold or used.  The Inventories are at a level consistent with the level of inventories that has been maintained in the operation of the Purchased Business prior to the date hereof in accordance with normal business practise and reasonably anticipated requirements, and the requirements of customers of the Purchased Business.

(v)           Insurance.  Schedule K lists all insurance policies currently maintained by the Vendor relating to the Purchased Business and the Purchased Assets.  All such insurance policies are generally on terms and, in the aggregate, cover all risks customary for business similar in nature to the Purchased Business.  Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder, and the Vendor is entitled to all rights and benefits thereunder.  No notice of cancellation or non-renewal with respect to, nor disallowance of any claim under, any of such insurance policies has been received by the Vendor.  To the knowledge of the Vendor, there are no circumstances which might entitle the Vendor to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers.

(w)          Contracts.  The Vendor is not a party to or bound by or subject to any Contract relating to the Purchased Business, except for:

(i)            the Assigned Contracts;

(ii)           the Contracts with respect to Employees, Employee Benefit Plans and Persons receiving compensation for work or services provided to the Vendor set forth and described in Schedule G;

(iii)          the insurance policies listed in Schedule K; and

(iv)          the guarantees and warranties listed in Schedule L.

The Assigned Contracts are all legal, valid and binding Contracts, enforceable against the parties thereto in accordance with their respective terms.  Except as disclosed in Schedule A, the Assigned Contracts are all in good standing and in full force and effect, unamended, and the Vendor is entitled to all rights and benefits thereunder.  The Vendor has performed all of the obligations required to be performed by it under the Assigned Contracts, except as set forth in Schedule A or where same would not reasonably be expected to have Material Adverse Effect, to the extent those obligations to perform have accrued, there exists no violation of, or default or breach under, any Assigned Contract on the part of the Vendor or, to the knowledge of the Vendor, any other Person who is a party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach (other than any requirement to obtain a Consent pursuant to the terms thereof). True, complete and correct copies of all written Assigned Contracts, including any amendments thereto and extensions thereof, have been provided to the Purchaser.

(x)           Consents and Regulatory Approvals.  Except as listed in Schedule D no Consent or Regulatory Approval or any notice to or registration or filing with any (i) Governmental Authority, (ii) party to any Assigned Contract or other Contract to which the Vendor or any of its Affiliates is a party or by which the Vendor, its Affiliates or their respective properties and assets are bound, or (iii) any other Person is required to be obtained or made by or with respect to the Vendor or its Affiliates, in connection with the Vendor’s execution and delivery of this Agreement and the other Closing Documents to which it is a party and the performance by the Vendor of its obligations under this Agreement and such other Closing Documents, the consummation of the transactions contemplated herein or therein, or the sale of any of the Purchased Assets.

(y)           Guarantees and Warranties.

Except as described in Schedule L:

(i)            the Vendor is not a party to or bound by any Contract of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any Person (other than itself) in connection with the Purchased Business;

(ii)           in respect of all executory Assigned Contracts, the Vendor has not given any guarantee or warranty regarding any products sold or services provided or to be provided by it with respect to the Purchased Business, except as disclosed in such Assigned Contracts and except for warranties implied by law;

(iii)          no unresolved claims have been made, or to the best of the knowledge of the Vendor, threatened against the Vendor for breach of warranty or contract or negligence or for a price adjustment or other concession in respect of any defect in or failure to perform or deliver any products, services or work with respect to the Purchased Business;

(iv)          the Vendor is not subject to any Contract, which would require it to repurchase any products sold to customers of the Purchased Business or to adjust any price or grant any refund, discount or other concession to such customers with respect to the Purchased Business, other than as disclosed in the Assigned Contracts; and

(v)           the Vendor is not required to provide any letters of credit, bonds or other financial security arrangements in connection with any transactions with the suppliers or customers of the Purchased Business, other than as disclosed in the Assigned Contracts.

(z)           Customers and Suppliers.  Schedule M lists the ten (10) largest customers (by revenue) of the Purchased Business as at the date hereof and sets forth opposite the name of each such customer the percentage of total sales attributable to such customer.  The Vendor has taken reasonable precautions to keep all customer and supplier lists relating to the Purchased Business confidential and to restrict the distribution of such lists to such of the respective Representatives of the Vendor who are subject to confidentiality restrictions in respect of such lists.  Since the Initial Balance Sheet Date (i) no supplier of the Purchased Business has indicated in writing to the Vendor that it intends to stop, or decrease the rate of, supplying materials, products or services to the Purchased Business, and (ii) except for the expiration of customer Contracts in accordance with their respective terms, no customer listed in Schedule M has indicated in writing to the Vendor that it intends to stop, or decrease the rate of, buying materials, products or services from the Purchased Business.  The Vendor does not have any reason to believe that the benefits of any relationship with any of the major customers or any of the suppliers of the Purchased Business will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

(aa)         Environmental Matters.

(i)            The Vendor carries on the Purchased Business and operates and maintains the properties and assets used in the Purchased Business in compliance with all Environmental Laws and, to the knowledge of the Vendor, there are no facts that could give rise to a notice of non-compliance by the Vendor with any Environmental Law.

(ii)           The Vendor has all the Environmental Permits required for it to operate the Purchased Business and to own, use and operate the properties and assets used in the Purchased Business.  Each Environmental Permit held by the Vendor is valid, subsisting and in good standing, the Vendor is not in default or breach of any such Environmental Permit, and there are no Legal Proceedings pending or, to the knowledge of the Vendor, threatened and no grounds exist to revoke or amend any such Environmental Permit.

(iii)          The Vendor has not used the Premises, or permitted them to be used, to refine, treat, dispose, produce or process Hazardous Substances, except in compliance with all Environmental Laws and Environmental Permits held by the Vendor.

(iv)          Neither the Vendor nor any other Person responsible under Environmental Laws for acts of the Vendor has been convicted of an offence or been subjected to any Legal Proceeding or been subject to any Order or other sanction requiring investigation or remediation of the Premises or been fined or otherwise sentenced for non-compliance with any Environmental Laws in connection with the operation of the Purchased Business or any of the Purchased Assets, and it has not settled any prosecution or other proceeding short of conviction in connection therewith.

(v)           The Vendor has not caused or permitted the Release of any Hazardous Substance at, on or under the Premises, except in compliance with Environmental Laws and the Environmental Permits held by the Vendor.  No part of the Premises has ever been used by the Vendor or, to the knowledge of the Vendor, by any other Person as a waste disposal site or land fill.  All Hazardous Substances and all other wastes used by the Vendor in, or resulting from, the Purchased Business (if any) have been disposed of and stored in compliance with Environmental Laws and the Environmental Permits held by the Vendor.

(vi)          The Vendor has not received written notice, nor does the Vendor have knowledge of any facts that could give rise to any notice, that the Vendor is potentially responsible for any remedial or other corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Law with respect to the Premises.

(vii)         The Vendor has provided the Purchaser with copies of all environmental analyses and reports pertaining to any environmental assessments or audits relating to the Purchased Business that were obtained by, or are or with reasonable efforts could be in the possession or control of, the Vendor.

(viii)        To the knowledge of the Vendor, no underground or above-ground storage tanks are or have been located on the Premises.

(ix)          To the knowledge of the Vendor, the Premises do not contain any friable asbestos or polychlorinated biphenyls.

(x)           The Vendor does not have any knowledge of any Hazardous Substance originating from any adjoining or neighbouring properties which has, or is suspected to be, migrating into or under the Premises or otherwise affecting the Purchased Business.

(bb)                          Confidentiality.  Upon execution of this Agreement, the Vendor agrees that it shall not, directly or indirectly, have discussions or negotiations with Third Parties, regarding any sale, assignment, license or transfer of the Vendor’s assets or its shareholders of their interest in the Vendor whether by a sale of its business, shares of the Vendor or its Affiliates or otherwise, without the prior written consent of the Purchaser.

(cc)                            Broker.  Charles Vista is the only party who has acted as a broker on behalf of the Vendor and is the only party entitled to a brokerage commission, finder’s fee or other like payment against the Vendor or the Purchaser.

(dd)                          Intellectual Property.

(i)                                     The Intellectual Property Rights and Technology includes all websites, patents, domain names, copyrights, trademarks, service marks, know-how, trade secrets and trade names, all applications for any of the foregoing and all data bases and software used by each Vendor in connection with the Purchased Business.  Schedule O identifies whether such items are owned by the Vendor or its Subsidiaries or licensed to the Vendor or its Subsidiaries.  To the extent the Intellectual Property Rights or Technology include any patents or registered copyrights, trademark, service marks or trade names owned by the Vendor or its Subsidiaries, Schedule O identifies for each such items its registrations, serial or other identification, the applicable jurisdiction and the date.  The Intellectual Property Rights or Technology constitute all of the intellectual property and technology used and owned by the Vendor or its Subsidiaries in the operation of the Purchased Business.

(ii)                                  None of the Intellectual Property Rights or Technology owned by the Vendor or its Subsidiaries infringes any trade name, trademark, copyright, patent or any other proprietary right of any third party and none of the Intellectual Property Rights or Technology owned by the Vendor or its Subsidiaries contains any libelous or obscene material.  To the best of the Vendor’s knowledge, none of the Intellectual Property Rights or Technology licensed to the Vendor or its Subsidiaries infringes any trade name, trademark, copyright, patent or any other proprietary right of any third party and the Vendor or its Subsidiaries have taken reasonable steps to determine that such infringements do not exist in any Intellectual Property Rights or Technology licensed to the Vendor or its Subsidiaries; and, to the best of the Vendor’s knowledge, none of the Intellectual Property Rights or Technology licensed to the Vendor or its Subsidiaries contains any libelous or obscene material, and the Vendor or its Subsidiaries have taken reasonable steps to determine that such material does not exist in any Intellectual Property Rights or Technology licensed to the Vendor or its Subsidiaries.  The rights of the Vendor or its Subsidiaries in the Intellectual Property Rights and Technology are free and clear of any liens or other encumbrances.  Neither the Vendor or its Subsidiaries have received notice of any adversely held patent, invention, copyright, trademark, service mark or trade name of any other person or notice of any claim of any other person relating to any of the Intellectual Property Rights or Technology, and neither the Vendor or its Subsidiaries knows of any basis for any such charge or claim.  Except as to customers of the Purchased Business in the ordinary course of business pursuant to valid agreements disclosed on Schedule O, no person has possession of, or any right to possess or use, any copies of the customer lists, data bases, source code, object code, systems documentation, the Intellectual Property Rights or Technology relating to the Purchased Business.  All software, databases and other copyrightable materials constituting Intellectual Property Rights or Technology have been licensed under the license agreements listed on Schedule O or prepared by an employee or consultant of the Vendor or its Subsidiaries pursuant to written work-made-for-hire or subject to assignment-of-rights agreements which in either case contain a waiver of such employee’s or consultant’s moral rights therein, such that such Vendor or Subsidiary is the sole owner or valid licensee of all of the rights therein.  To the extent any Intellectual Property Rights or Technology is licensed (as opposed to owned) by the Vendor or its Subsidiaries, the Vendor or its Subsidiaries has the right to use such Intellectual Property Rights and Technology on a worldwide basis and such licenses are freely transferable and assignable.

(iii)                               To the extent any administrator passwords are used in connection with any Intellectual Property Rights and Technology, whether internally or by users of products, the Vendor or its Subsidiaries have delivered to the Purchaser a written list of all such passwords, indicating for each such password any associated user identification and where and for what purpose such password is used.  Such list of passwords will be accurate, true and complete.

(iv)                              To the best of the knowledge of the Vendor after having completed a review and inspection and certifying same to the satisfaction of the Purchaser (and failing the completion of such review and inspection to the satisfaction of the Purchaser, the Purchaser may, or may engage a third party to, complete such review at the expense of the Vendor), none of the Intellectual Property Rights and Technology owned by the Vendor or its Subsidiaries contains any virus, computer instructions, circuitry or other technological means intended to disrupt, damage or interfere with operation of applicable software.  To the best of the Vendor’s knowledge, none of the Technology or Intellectual Property Rights licensed to the Vendor or its Subsidiaries contains any virus, computer instructions, circuitry or other technological means intended to disrupt, damage or interfere with operation of applicable software, and the Vendor and its Subsidiaries have taken reasonable steps to determine that such interference does not exist in any Intellectual Property Rights and Technology licensed to the Vendor and its Subsidiaries.

(v)                                 The Vendor and its Subsidiaries have delivered to the Purchaser written documentation evidencing the licensing of each item of third party software that is included in the Intellectual Technology.  The Vendor and its Subsidiaries have a valid license for each copy of third-party software used by the Vendor and its Subsidiaries that is included in the Intellectual Property Rights and Technology, which licenses are, except as set forth in Schedule O, freely transferable and assignable to the Purchaser and all copies thereof will be assigned to the Purchaser in connection with the transactions contemplated hereby.  Each item of third-party software that is included in the Intellectual Property Rights and Technology has in effect associated maintenance or support arrangements, which are freely transferable and assignable to the Purchaser and will be assigned to the Purchaser in connection with the transactions contemplated hereby.  The Vendor and its Subsidiaries have provided the Purchaser with a copy of each of such maintenance and support agreements.  With respect to software that is included in the Intellectual Property Rights and Technology, Schedule O sets forth all customer help lines or websites and, to the extent the same exist, copies of any maintenance or support agreements, which agreements are freely transferable and assignable to the Purchaser and will be assigned to the Purchaser in connection with the transactions contemplated hereby.

(vi)                              Schedule O identifies the Internet Protocol address for each file transfer site utilized in connection with the Purchased Business, along with any user identification information or passwords needed for access thereto.  Following the Closing, the Purchaser shall have full and complete access to and ownership of all file transfer protocol websites and the contents resident thereat.

(vii)                           Schedule O identifies each software product used to author and compile all software that is owned by the Vendor and its Subsidiaries or which the Vendor and its Subsidiaries has a source code access license and that is included in the Intellectual Property Rights and Technology.  All of the software identified or that should be identified on Schedule O is freely transferable and assignable to the Purchaser and all copies thereof will be assigned to the Purchaser in connection with the transactions contemplated hereby.

(ee)                            Full Disclosure.  The representations and warranties of the Vendor contained in this Agreement, the other Closing Documents are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to a prospective purchaser of the Purchased Assets.  Except for matters disclosed herein, the Vendor does not have any knowledge of any facts which, if known to the Purchaser, might reasonably be expected to materially diminish the Purchaser’s evaluation of the value of the Purchased Business or might reasonably be expected to deter the Purchaser from completing the transactions contemplated hereby.

7.2                               Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Vendor as set out in this Section 7.2 and acknowledges that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Assets and the completion of the other transactions contemplated herein:

(a)                                 Incorporation and Status.  The Purchaser is a corporation duly incorporated, organized and validly subsisting under the laws of the Province of British Columbia and has all necessary corporate power, authority and capacity to own or lease and use its property and assets and to carry on its business as now being conducted by it.

(b)                                 Power and Authority.  The Purchaser has the necessary corporate power, authority and capacity to enter into and perform its obligations under this Agreement and the other Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The Purchaser has taken all necessary corporate action to approve and authorize, validly and effectively, the execution, delivery and performance of this Agreement and the purchase of the Purchased Assets from the Vendor.

(c)                                  Execution and Binding Obligation.  This Agreement has been, and each of the other Closing Documents to which the Purchaser is a party at Closing will be, duly and validly executed and delivered by the Purchaser and constitute (or will at Closing constitute) valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, subject only to any limitation under Applicable Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)                                 Investment Canada Act.  The Purchaser is not a “non-Canadian” within the meaning of the Investment Canada Act (Canada).

(e)                                  Conflicting Instruments.  The execution, delivery and performance of this Agreement and each of the other Closing Documents to which it is a party by the Purchaser and the consummation of the transactions contemplated in this Agreement and the other Closing Documents will not conflict with, or result in the breach or violation of or default under, or cause the acceleration of any obligations of the Purchaser under, any of the terms and provisions of:

(i)                                     any Applicable Laws; or

(ii)                                  any of the constating documents of the Purchaser.

(f)                                   Broker.  The Purchaser has carried on all negotiations relating to this Agreement and the transactions contemplated hereby without intervention on its behalf of any Third Party, other than for Charles Vista, the fees and commission of which shall be paid by the Purchaser, in such a manner as to give rise to any valid claim for a brokerage commission, finder’s fee or other like payment against the Vendor.

(g)                                  Issued Shares.  Upon Closing, the Purchaser will have full corporate power and authority to issue the Closing Shares to the Vendor and the Closing Shares will be duly and validly authorized, allotted and reserved for issuance and, upon Closing, be issued as fully paid and non-assessable Common Shares, not subject to pre-emptive rights or similar rights of shareholders or other securityholders.

Upon the expiration of four (4) months from the date of issuance thereof, or the date the Purchaser becomes a reporting issuer in any province of territory in Canada, whichever is later, the Closing Shares, if and when issued, shall be free from any trading restrictions under applicable securities laws save for restrictions imposed under Regulation S of the United States Securities Act of 1933, as amended and applicable “control person” requirements contained in National Instrument 45-102, if applicable.  The issuance of the Closing Shares to the Vendor will not subject the Vendor to any law, rule or regulation to which it is not subject prior to Closing, or any liability or obligation of any kind in respect of or relating to the operation of the business of the Purchaser.  The form and terms of definitive certificates representing the Closing Shares have been duly approved and adopted by the Purchaser and comply with all legal requirements relating thereto.  No authorization, approval or consent of, or filing, registration or recording with, any court or Governmental Authority or agency is necessary under the laws of Canada or any Canadian province in order to permit the valid offer, issue and sale of the Closing Shares (although it is acknowledged that the Purchaser must file a Form 45-106F1 with applicable securities regulators within ten (10) days following the Closing Date).

(h)                                 Minute Books and Corporate Records.  The minutes and corporate records of the Purchaser are true and correct in all material respects and contain true and complete copies of the articles of incorporation, by-laws and other constating documents, all share transfers and all minutes of all meetings and resolutions of the directors and shareholders thereof.

(i)                                     Authorized and Issued Capital.  The authorized capital of the Purchaser consist of Common Shares, of which as at the date hereof 47,048,610 Common Shares are validly issued and outstanding as fully paid and non-assessable.  No other shares or securities (including convertible securities) of the Purchaser are issued and outstanding or will be prior to the Closing Date.  Without limiting the generality of the foregoing, all of the outstanding securities of the Purchaser have been offered, issued and sole in compliance with all applicable securities laws, in distributions exempt from the prospectus and registration requirements of applicable securities laws, and all notices and filings in respect thereof have been made by the Purchaser within the time periods and in the manner required by applicable securities laws.

(j)                                    Shareholders Agreements ,etc.  The Purchaser, nor any of its shareholders, is not party to or bound by any shareholders agreement, investor rights agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares in the capital of the Purchaser and no Person has the right, directly or indirectly, to acquire Common Shares or any other securities (including convertible securities) in the capital of the Purchaser.

(k)                                 Pre-emptive Rights.  The Purchaser has not agreed to issue any securities to any Person and no Person has any pre-emptive rights to acquire any securities.  There are no anti-dilution, price adjustment or price protection provisions contained in any security issued by the Purchaser (or in any agreement providing rights to security holders) and the issue and sale of the Closing Shares will not obligate the Purchaser to issue Common Shares or other securities to any Person (other than the Vendor) and will not result in a right of any holder of the Purchaser’s securities to adjust the exercise, conversion, exchange or reset price under such securities.

(l)                                     Registration of Securities.  The Purchaser is not under any obligation to register or to qualify by filing a prospectus, nor has it agreed to grant registration or qualification rights, with respect to any presently outstanding securities or securities which may hereafter be issued, under the United States Securities Act of 1993 or the securities legislation of any province or territory of Canada, as applicable, or the securities laws of any other jurisdiction.

(m)                             Accredited Investor.  Assuming that the Vendor is an “accredited investor” within the meaning of National Instrument 45-106, no authorization, consent or approval of, or filing with or notice to, any Governmental Authority or any other Person, is required of the Purchaser in connection with the transactions contemplated by this Agreement or the issuance of any of the Closing Shares.

(n)                                 Reporting Issuer.  The Purchaser is not a “reporting issuer” in any province or territory in Canada and is not in default of any requirements of any applicable securities laws or of the requirements of any securities exchange; no delisting, suspension of trading in or cease trading order with respect to the Common Shares is pending or, to the knowledge of the Purchaser, threatened.

7.3                               Non-Waiver

No investigations made by or on behalf of the Purchaser or the Vendor at any time shall waive, diminish the scope of or otherwise affect any of the representations or warranties made by the Vendor or the Purchaser, as applicable, in this Agreement, or in any other Closing Document.

7.4                               Survival of Representations and Warranties of the Vendor

The representations and warranties of the Vendor contained in this Agreement, and any other Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser provided, however, that no Claim in respect thereof shall be valid unless it is made within the following time periods and in accordance with the provisions set forth in Article 10:

(a)                                 in the case of a Claim in respect of a representation or warranty made in subsections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(e), 7.1(f), 7.1(q), 7.1(aa) and 7.1(cc), and in the case of a Claim in respect of a representation or warranty based on fraud, including a Claim in respect of a misrepresentation made or fraud committed in filing a Tax Return or supplying information for the purposes of any

Applicable Laws in respect of Taxes, within the maximum period permitted by Applicable Law;

(b)                                 in the case of a Claim in respect of the representation or warranty made in subsections 3.4 and 7.1(i), other than a Claim in respect of a misrepresentation made or fraud committed in filing a Tax Return or supplying information for the purposes of any applicable Tax Legislation, within a period commencing on the Closing Date and ending on the date that is ninety (90) days after the date on which the last applicable limitation period under any applicable Tax Legislation expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to Tax matters; and

(c)                                  in the case of a Claim in respect of any other representation or warranty of the Vendor contained in this Agreement, or in any other Closing Document, including in any certificate, affidavit, statutory declaration or other agreement or document delivered or given pursuant to this Agreement or any other Closing Document, within a period of twelve (12) months after the Closing Date.

7.5                               Survival of Representations and Warranties of the Purchaser

The representations and warranties of the Purchaser contained in this Agreement and in any other Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Vendor with respect thereto, shall continue in full force and effect for the benefit of the Vendor provided, however, that no Claim in respect thereof shall be valid unless it is made within a period of twelve (12) months after the Closing Date and in accordance with the provisions set forth in Article 10.

ARTICLE 8
ADDITIONAL COVENANTS

8.1                               Employment Matters

(a)                                 The Vendor acknowledges that the Purchaser has made offers of employment, effective on the Closing Date, to all of the Employees listed on Schedule G (collectively, the “Offered Employees”) on terms and conditions, including terms and conditions relating to salary, benefits and compensation, substantially similar to those under which the Offered Employees are employed in the Purchased Business immediately prior to the Closing Date except for the addition of a six (6) month termination clause and relocation clause.  The Vendor shall terminate the employment of all of the Offered Employees who accept the Purchaser’s offer of employment effective on the Closing Date.

(b)                                 The Purchaser shall be liable for all obligations, commitments and liabilities, including unpaid wages, salaries, bonuses, accrued overtime, banked hours, flex time, sick leave, holiday pay, vacation pay, severance pay and termination pay (collectively, the “Employee Liabilities”) arising from and after the Closing Date relating to any Offered Employee who accepts employment with the Purchaser.  The Purchaser shall not be liable for any Employee Liabilities to Departing Employees arising on or after the Closing Date and relating to the employment (including length of service) of the Departing Employees prior to the Closing

Date.  The Vendor shall confirm to the Purchaser prior to the Closing Date what the Vendor’s Obligations are for the non-key employees in the United Kingdom and same shall not result in a Material Adverse Effect.  If same do result in a Material Adverse Effect, the Purchaser shall be able to terminate this Agreement pursuant to Section 4.1(c) hereof.

(c)                                  The Vendor shall be liable for all Employee Liabilities to Employees (including Offered Employees who accept employment with the Purchaser) arising prior to the Closing Date except as set forth in Schedule G.  For clarity, the Vendor shall also be liable for all Employee Liabilities to Departing Employees arising after the Closing Date and relating to the employment (including length of service) of such Departing Employees prior to the Closing Date.

(d)                                 If an Offered Employee does not accept the offer of employment made to it by the Purchaser pursuant to subsection 8.1(a), then any and all claims of such Offered Employee will be the sole responsibility of the Vendor and the Vendor shall have no rights against the Purchaser as a result of such non-acceptance of the Purchaser’s offer of employment.

(e)                                  In the event that an Offered Employee does not accept the offer of employment made to it by the Purchaser pursuant to subsection 8.1(a), then any such Offered Employee shall enter into a training and transition agreement with the Purchaser prior to Closing.

8.2                               Tax Matters

(a)                                 The Purchaser shall, from and after the Closing Date, retain all Books and Records relating to any period ending on or prior to the Closing Date for a period of seven (7) years following the Closing Date.  So long as the Books and Records are retained by the Purchaser pursuant to the provisions hereof, the Vendor shall have the right, for the purpose of filing any Tax Returns as required under this Agreement and for the purpose of contesting any assessment or reassessment for Tax in accordance with the provisions hereof to inspect and make copies of the same, at the expense of the Vendor, during normal business hours and upon reasonable notice to the Purchaser.

(b)                                 The Vendor and the Purchaser shall furnish or cause to be furnished to one another, each at its own expense, as promptly as practicable, such information and assistance, and provide additional information and explanations of any material provided, relating to the Purchased Assets as is reasonably necessary for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defence of any Claim relating to any adjustment or proposed adjustment with respect to Taxes.

(c)                                  The Vendor shall, where required, deliver to the Purchaser clearance certificates issued under or in respect of all provincial or territorial retail sales tax legislation applicable to the Vendor, which certificates, in form and substance satisfactory to counsel to the Purchaser, shall indicate that: (i) the Vendor has paid all Taxes collectable or payable under the relevant legislation up to the Closing Date, or (ii)

has entered into satisfactory arrangements with the applicable Governmental Authority for the payment of such Taxes.

8.3                               Sale of Purchaser

Before the Board of Directors of the Purchaser resolves to enter into a process to sell the Purchaser (not including a “Go Public transaction”), the Purchaser will first engage a reputable investment bank in good standing as an independent financial adviser to advise management and the board on the range of fair market value of the Purchaser.  Management will use this number on behalf of the Purchaser to begin negotiations in good faith with the potential any potential purchaser of the Purchaser.

8.4                               Public Company Obligations of the Vendor

The Purchaser and the Vendor shall agree on the procedures and payments necessary to keep the Vendor listed as a public company in the United States of America to the satisfaction of the Purchaser on or before February 18, 2011 or such reasonable later date as may be agreed to by the Purchaser and failing which, the Purchase or Vendor shall be able to terminate this Agreement pursuant to Section 4.1(c) hereof.

The Parties agree that the Vendor must become current with its United States Securities and Exchange Commission filing through to March 31, 2011, which involves payments to outside accountants, auditors and attorneys in order to remain listed as a public company in the United States of America.  These expenses, including for the quarter ending March 31, 2011, will be covered by the Purchaser up to a maximum amount of One Hundred Thousand Dollars ($100,000) and the Vendor shall be responsible for any amounts in excess of this One Hundred Thousand Dollars ($100,000) maximum.

ARTICLE 9
CLOSING

9.1                               Date, Time and Place of Closing

Subject to the terms and conditions hereof, the Closing shall take place at the Closing Time on the Closing Date, at the offices of Burstall Winger LLP, 1600 Dome Tower, 333 — 7th Avenue S.W. Calgary, Alberta, or at such other place of places or in such other manner as the Parties may agree in writing.  The Parties agree that the Closing Date shall be extended to allow for all securities commission and exchange approvals to complete the transactions contemplated herein including the completion of the equity financing contemplated in section 4.1(b) hereof and the Parties agree to enter into weekly extensions of the Closing Date as required, not to exceed twelve (12) weeks.

9.2                               Documents to be Delivered by the Vendor

Subject to the terms and conditions hereof, at or prior to the Closing Time, the Vendor shall deliver, or cause to be delivered, to the Purchaser the following:

(a)                                 a certified copy of the resolutions of the board of directors of the Vendor approving the sale, transfer and assignment of the Purchased Assets and the completion of the other transactions contemplated hereunder, and authorizing the Vendor to enter into this Agreement and each of the other Closing Documents;

(b)                                 certified copies of the constating documents and by-laws of the Vendor;

(c)                                  a certificate from Vendor as described in Section 4.1(a);

(d)                                 a certificate of status, compliance, good standing or like certificate with respect to the Vendor issued by the appropriate Governmental Authority in its jurisdiction of incorporation and in each jurisdiction in which the Vendor carries on the Purchased Business;

(e)                                  copies of the Consents and Regulatory Approvals listed in Schedule D, in form and substance satisfactory to the Purchaser, acting reasonably;

(f)                                   with respect to the Excluded Liabilities evidence of the discharge and release of all Encumbrances or no interest letters in respect of the Purchase Assets from the secured creditors of the Vendor holding such Encumbrances, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(g)                                  possession of the Purchased Assets;

(h)                                 if applicable, the retail tax certificate referred to in subsection 8.2(c);

(i)                                     an executed original of each of the written Assigned Contracts or a photocopy of the same if that is the only available document in the Vendor’s records;

(j)                                    an assignment, assumption and indemnity agreement with respect to the Assigned Contracts and the Assumed Liabilities, in form and substance satisfactory to the Purchaser, acting reasonably, duly executed by the Vendor or from the Vendors Subsidiaries or otherwise, as applicable;

(k)                                 all necessary conveyances, assurances, transfers, bills of sale, assignments and any other instruments necessary or reasonably required to transfer the Purchased Assets to the Purchaser with good title, free and clear of all Encumbrances, in registrable form if required and otherwise in form and substance satisfactory to the Purchaser, acting reasonably;

(l)                                     an assignment of the Lease, in form and substance satisfactory to the Purchaser, acting reasonably, duly executed by the Vendor and, if required, by the landlord thereunder;

(m)                             a statement of adjustments in respect of the Premises and, if required, to include any adjustments for revenue under rental arrangements in place at Closing.

(n)                                 an estoppel certificate in respect of the Premises, in form and substance satisfactory to the Purchaser, acting reasonably, duly executed by the landlord thereof;

(o)                                 counterparts to the Employment Agreements, duly executed by each of the Key Employees;

(p)                                 a counterpart to the Non-Competition Agreement, duly executed by the Vendor;

(q)                                 accurate copies of the Books and Records; and

(r)                                    all such other documents and instruments as the Purchaser may reasonably require or which are contemplated in this Agreement to be delivered to the Purchaser at Closing.

9.3                               Documents to be Delivered by the Purchaser

Subject to the terms and conditions hereof, at or prior to the Closing Time, the Purchaser shall deliver, or cause to be delivered, to the Vendor the following:

(a)                                 a certified copy of the resolutions of the board of directors of the Purchaser approving the purchase of the Purchased Assets and the completion of the other transactions contemplated by this Agreement and authorizing the Purchaser to enter into this Agreement and each of the other Closing Documents;

(b)                                 certified copies of the constating documents and the by-laws of the Purchaser;

(c)                                  a certificate from Purchaser as described in section 4.2(a);

(d)                                 a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate Governmental Authority in its jurisdiction of incorporation;

(e)                                  counterparts to the Employment Agreements, duly executed by the Purchaser;

(f)                                   a counterpart to the Non-Competition Agreement, duly executed by the Purchaser; and

(g)                                  the Closing Shares.

ARTICLE 10
INDEMNIFICATION

10.1                        Non-Merger and Exclusive Remedy

Subject to Sections 7.4 and 7.5, the representations, warranties, covenants and other obligations contained in this Agreement, and in any other Closing Document shall not merge on the Closing and, notwithstanding the Closing or any investigation made by any Party with respect thereto, shall continue in full force and effect for the benefit of the Party entitled thereto.  Subject to section 10.11 and except as otherwise provided in any Closing Document, all Claims by any Party after Closing in respect of such representations, warranties, covenants and obligations shall be subject to the conditions and limitations set forth in this Article 10 and the rights of indemnity in this Article 10 shall be the sole and exclusive remedy of each Party in respect of such Claims; provided however that if an Indemnified Party makes a Claim for indemnification under this Article 10 and the Indemnifying Party refuses to indemnify the Losses in respect of such Claim or to otherwise provide satisfaction in respect of such Claim, then the Indemnified Party may bring a Legal Proceeding and seek a remedy for that refusal.

10.2                        Indemnification by the Vendor

Subject to the limitations in Section 10.5, the Vendor shall, jointly and severally with its Subsidiaries, indemnify, defend and save harmless the Purchaser and its Affiliates and the respective Representatives of the Purchaser and its Affiliates from and against any and all Losses suffered or incurred by them as a result of, or arising directly or indirectly out of or in connection with, or related in any manner whatsoever to:

(a)                                 any misrepresentation or breach of warranty made or given by the Vendor in this Agreement, or any other Closing Document;

(b)                                 any failure by the Vendor to observe or perform any covenant or obligation contained in this Agreement or in any other Closing Document;

(c)                                  the employment of the Employees not assumed hereunder prior to and including the Closing Date; the termination of the employment of any Employees prior to and including the Closing Date; and any and all Employee Liabilities relating to (i) the employment of the Employees prior to and including the Closing Date, (ii) any Offered Employee who does not accept the offer of employment made to such Employee by the Purchaser pursuant to subsection 8.1(a), and (iii) any Departing Employee to the extent such Employee Liabilities arose after the Closing Date and relate to the employment (including length of service) of such Departing Employee prior to the Closing Date;

(d)                                 any liability not comprising an Assumed Liability; and

(e)                                  any outstanding Taxes or other unpaid Taxes of the Vendor that may form an Encumbrance on the Purchased Assets.

10.3                        Indemnification by the Purchaser

Subject to the limitations in Section 10.5, the Purchaser shall indemnify, defend and save harmless the Vendor and its Affiliates and Representatives from and against any and all Losses suffered or incurred by them as a result of, or arising in directly or indirectly out of or in connection with or related in any manner whatsoever to:

(a)                                 any misrepresentation or breach of any warranty made or given by the Purchaser in this Agreement or any other Closing Document; and

(b)                                 any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement or in any other Closing Document.

10.4                        Agency for Representatives

Each Party accepts each indemnity in favour of its Affiliates, its Representatives and the Representatives of its Affiliates, as applicable, as agent and trustee of such Affiliates and Representatives.  Each Indemnifying Party agrees that the other Parties may enforce any of the indemnities given by the Indemnifying Party in favour of any of the Indemnified Party’s Representatives or Affiliates or the Representatives of its Affiliates on their behalf.

10.5                        Limitations on Liability

(a)                                 The Vendor shall have no liability for any single Claim for indemnification unless and until the aggregate amount of the Losses with respect to such Claim exceeds Five Thousand Dollars ($5,000). The amount of all such Losses shall be taken into account in determining whether the aggregate of all Losses suffered or incurred by the Purchaser exceeds the threshold amount set forth in subsection 10.5(b).

(b)                                 The Vendor shall have no liability for any single Claim for indemnification unless and until the aggregate amount of all Losses with respect to all Claims exceeds Ten Thousand Dollars ($10,000).  Once the aggregate amount of all Losses exceeds Ten Thousand Dollars ($10,000), the Vendor shall be fully liable for all Losses, both below and above such threshold amount.

(c)                                  The maximum aggregate liability of the Vendor under this Agreement for all Claims and Losses suffered and incurred by any and all of the Purchaser and its Indemnified Parties shall not exceed the value of the Purchase Price, as adjusted pursuant to this Agreement.

(d)                                 Each Party shall use reasonable efforts to mitigate any Losses for which the other Party is required to indemnify it hereunder.

(e)                                  If an Indemnified Party’s Losses at any time subsequent to the making of an indemnity payment are reduced by any net tax benefit or recovery related thereto, the amount of such reduction shall promptly be repaid by the Indemnified Party to the Indemnifying Party.

(f)                                   In respect of a Claim regarding any misrepresentation or breach of any warranty made by the Vendor in this Agreement, or any other Closing Document or any failure by the Vendor to observe or perform any covenant or obligation in this Agreement or any other Closing Document, the amount the Purchaser will be entitled to recover for such Claim is, in addition to the other limitations set out in this Section 10.5, limited to one dollar ($1.00) if notice of the Claim hereunder is given after the expiration of the period ending three (3) years after the Closing Date, provided that:

(i)                                     the amount the Purchaser is entitled to recover for a Claim in respect of the representations and warranties contained in subsections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(e), 7.1(f), 7.1(q), 7.1(aa) and 7.1(ee), or in respect of a representation or warranty based on fraud, including a Claim in respect of a misrepresentation made or fraud committed in filing a Tax Return or supplying information for the purposes of any Applicable Laws in respect of Taxes, shall not be subject to the limit set forth in this subsection 10.5(f); and

(ii)                                  the amount the Purchaser is entitled to recover for a Claim in respect of representations and warranties contained in subsections 3.4 and 7.1(i), other than a Claim in respect of a misrepresentation made or fraud committed in filing a Tax Return or supplying information for the purposes of any applicable Tax Legislation to which paragraph 10.5(f)(i) applies, is limited to one dollar ($1.00) only if the Claim is brought after the expiration of ninety (90) days after the later of:

(A)                               the last date on which an assessment or reassessment for Taxes under the Tax Act or under any other Applicable Laws imposing Taxes can be made with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to Tax matters; and

(B)                               the date on which the period for an appeal from an assessment, reassessment or other determination of those Taxes, or decision of a court or other competent Tribunal in respect thereof may be filed has expired and that appeal has not been filed.

(g)                                  In respect of a Claim regarding any misrepresentation or breach of any warranty made by the Purchaser in this Agreement or any other Closing Document or any failure by the Purchaser to observe or perform any covenant or obligation in this Agreement or any other Closing Document, the amount the Vendor will be entitled to recover for such Claim is, in addition to the other limitations set out in this Section 10.5, limited to one dollar ($1.00) if notice of the Claim hereunder is given after the expiration of the period ending three (3) years after the Closing Date.

10.6                        Notice of Claim

If a Party or any of its Affiliates or any of the respective Representatives of such Party and its Affiliates (collectively, the “Indemnified Party”) becomes aware of any Claim, Legal Proceeding or other matter in respect of which the other Party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a Claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)                                 the factual basis for the Claim; and

(b)                                 the amount of the Claim, if known.

Subject to Section 10.5, any failure to give timely notice as provided in this Section 10.6 shall not affect the rights or obligations of either Party, except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

10.7                        Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Direct Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Direct Claim as it considers necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, the whole without prejudice to the Indemnified Party’s other rights and recourses.

10.8                        Third Party Claims

With respect to any Third Party Claim, the Indemnified Party shall assume control of the negotiation, settlement or defence of the Third Party Claim, assisted by counsel of its own choosing, on such terms as the Indemnified Party or its counsel, acting in good faith, considers advisable, subject to the rights of any insurer or other Third Party who has potential liability in respect of such Third Party Claim.  The Indemnifying Party shall have the right to monitor, but not participate in the negotiation, settlement or defence of, the Third Party Claim and shall have the right to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnifying Party.  If the Indemnified Party fails to take reasonable steps to negotiate, settle or defend the Third Party Claim, then, within thirty (30) days after receiving notice from the Indemnifying Party that the Indemnifying Party believes, on reasonable grounds, that the Indemnified Party has failed to take such steps, the Indemnifying Party may, at its option, elect to assume control of the negotiation, settlement or defence of the Third Party Claim, assisted by counsel of its own choosing.  If the Indemnifying Party assumes control of the negotiation, settlement or defence of the Third Party Claim, the Indemnified Party shall be bound by the results obtained by the Indemnifying Party with respect to the Third Party Claim.  Regardless of whether the Indemnifying Party or the Indemnified Party assumes control of the Third Party Claim, the Indemnifying Party shall be liable for all Losses suffered or incurred by the Indemnified Party with respect to the Third Party Claim.  If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any Third Party with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

10.9                        Cooperation

The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including, subject to legal privilege and confidentiality obligations, supplying copies of all relevant documentation promptly as it becomes available).

10.10                 Tax Effect

The Parties shall treat any indemnity payment made pursuant to this Article 10 as an adjustment to the final Purchase Price for all Tax purposes, unless otherwise required by Applicable Laws.

10.11                 Set-Off

The Purchaser may set off and deduct from any amounts payable by the Purchaser to the Vendor under this Agreement, the amount of any Losses for which the Purchaser is entitled to be indemnified by the Vendor under this Article 10.  To assert its right to set-off under this Section 10.11, the Purchaser must, in the written notice of Claim to be provided to the Vendor under Section 10.6, notify the Vendor of its Claim for set-off.  If, at the time an amount becomes due and payable by the Purchaser to the Vendor, the Purchaser has so notified the Vendor, the Purchaser may set off the amount of the Losses set forth in the written notice of the Claim from the amount payable to the Vendor.

ARTICLE 11
GENERAL

11.1                        Further Assurances

Each Party shall from time to time execute and deliver or cause to be executed and delivered all such further documents and instruments and do or cause to be done all further acts and things as the other Party may, from and after the Closing Time, reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

11.2                        Notices

(a)                                 Any notice, designation, communication, request, demand or other document (in this Section 11.2, a “Notice”) required or permitted to be given, sent or delivered hereunder to any Party shall be in writing and shall be sufficiently given, sent or delivered if it is (i) delivered personally to such Party or to an officer or director of such Party; (ii) sent to the Party entitled to receive it by registered mail, postage prepaid, mailed in Canada; (iii) sent by facsimile; or (iv) sent by electronic mail in portable document format.

(b)                                 Any Notice required or permitted to be given, sent or delivered hereunder to any Party shall be sent or delivered as follows:

(i)                                     in the case of the Vendor, to:

Waste2Energy Holdings Inc.

1 Chick Springs Road

Greenville, South Carolina 29609 USA

Fax :  864-679-1627

E-mail:  pbohan@waste2energy.com

Attention:  Peter Bohan, CEO

(ii)                                  in the case of the Purchaser, to:

WTE Waste to Energy Canada Inc.

2267 — 10th Avenue West

Vancouver, BC

V6K 2J1

Attention:                                         Alistair Haughton, President

email:                                                              alistair@wtecanada.com

(c)                                  Any Notice delivered personally shall be deemed to have been given and received on the day on which it was delivered, if delivered prior to 5:00 p.m. (recipient’s time) on a Business Day; otherwise on the first Business Day thereafter.  Any Notice mailed shall be deemed to have been given and received on the third (3rd) Business Day after it was mailed, provided that if the Party giving the Notice knows or ought reasonably to know of disruptions in the postal system that might affect the delivery of mail, such Notice shall not be mailed but shall be given by personal delivery or by facsimile or other electronic transmission.  Any notice transmitted by facsimile shall be deemed to have been given and received on the day of its transmission if the machine from which it was sent receives the answerback code of the Party to whom it was sent prior to 5:00 p.m. (recipient’s time) on such day; otherwise on the first Business Day thereafter.  Any Notice transmitted by electronic mail shall be deemed to have been given, sent, delivered and received on the date the Party giving the Notice has received confirmation of the receipt of such Notice from the recipient by electronic mail or facsimile transmission.

(d)                                 Any Party may change its address for service from time to time by Notice given to each of the other Parties in accordance with the foregoing provisions.

11.3                        Governing Law; Attornment

This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction).  Each Party, hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Alberta with respect to any matter arising hereunder or relating hereto.

11.4                        Entire Agreement

This Agreement and the Schedules attached hereto constitute the entire agreement between the Parties with respect to the transactions contemplated herein and cancel and supersede any prior understandings, agreements, negotiations and discussions, written or oral, between the Parties with respect thereto (including the Offer to Acquire Assets between the Vendor and the Purchaser dated January 16, 2011)  There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the Parties other than those expressly set forth in this Agreement or in any other Closing Document and the agreements described herein.

11.5                        Amendment

This Agreement may not be amended, supplemented or otherwise modified in any respect except by written instrument executed by the Parties.

11.6                        Assignment

This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided that the Purchaser may at any time assign this Agreement to any of its Affiliates without obtaining the consent of the Vendor, and provided further that any such assignment by the Purchaser to any of its Affiliates shall not constitute a release of any of the Purchaser’s obligations under this Agreement.

11.7                        Waiver

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

11.8                        Severability

Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

11.9                        Remedies Cumulative

The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

11.10                 Time of the Essence

Time shall be of the essence of this Agreement.

11.11                 Costs and Expenses

Except as provided for herein, each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated herein.

11.12                 Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

11.13                 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.  To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile or other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

11.14                 Third Parties

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

11.15                 Communication

Except as to and to the extent required by law, without the prior written consent of each Party, all Parties shall, and each shall direct its representatives not to, directly or indirectly, make any press release, public announcement, public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties on the date first above written.

WTE WASTE TO ENERGY CANADA INC.

Per:	/s/ ALISTAR HAUGHTON
Name: Alistar Houghton
Title: President and CEO
c/s

Per:	/s/ ROD TAYLOR
Name: Rod Taylor
Title: Director, VP Operations

WASTE2ENERGY HOLDINGS INC.

Per:	/s/ PETER BOHAN
Name: Peter Bohan
Title: CEO
c/s